EXHIBIT 10
EXECUTION VERSION
PURCHASE AGREEMENT
BY AND AMONG
NEW YORK-NEW YORK HOTEL & CASINO, LLC
AS SELLER
PRMA LAND DEVELOPMENT COMPANY
THE PRIMADONNA COMPANY, LLC

and

HERBST GAMING, INC.
AS PURCHASER

DATED AS OF OCTOBER 31, 2006

i

Schedule 1A — Software
Schedule 1B — Used Intellectual Property
Schedule 2.2 — Retained Property
Schedule 2.3 — Additional Property
Schedule 6.1 — Ordinary Course of Business Exceptions
Schedule 6.12 — List of Transitional Services
Schedule 7.1(c) — Governmental Approvals
Seller Disclosure Schedule
Purchaser Disclosure Schedule

Exhibit A — Debt Commitment Letters of Purchaser
Exhibit B — Form of Opinion of Seller’s Counsel
Exhibit C — Form of Opinion of Purchaser’s Counsel

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2006, is by and among NEW YORK-NEW YORK HOTEL & CASINO, LLC, a Nevada limited liability company (“Seller”), PRMA LAND DEVELOPMENT COMPANY, a Nevada corporation (“PRMA”), PRIMADONNA COMPANY, LLC, a Nevada limited liability company (the “Company”), on the one hand, and HERBST GAMING, INC., a Nevada corporation (“Purchaser”), on the other hand.
     WHEREAS, Seller is the sole member of the Company;
     WHEREAS, PRMA is the sole owner of the Convenience Store;
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Membership Interest for the consideration and on the terms set forth in this Agreement;
     WHEREAS, in connection with the sale of the Membership Interest, PRMA desires to sell, and Purchaser desires to purchase, the Convenience Store for the consideration and on the terms set forth in this Agreement; and
     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I hereof.
     NOW, THEREFORE, IN CONSIDERATION of the foregoing and the respective representations, warranties, covenants, obligations and agreements set forth below, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     “Actual Working Capital” shall mean the Working Capital of the Company and the Convenience Store as of the Closing Date as set forth in the Final Statement.
     “Additional Property” shall have the meaning ascribed in Section 2.3.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person; provided, however, that notwithstanding the foregoing, in no event shall the term Affiliate, when used in the context of Seller, PRMA or Parent, include the majority shareholder of Parent or any entities owned or controlled by or under common control with, the majority shareholder of Parent, other than Parent and each subsidiary of Parent.
     “Affiliate Contracts” shall have the meaning ascribed in Section 4.11(c).
     “Agreement” shall have the meaning ascribed in the preamble.
     “Allocation Statement” shall have the meaning ascribed in Section 9.5.
     “Assigned Intellectual Property” means that Used Intellectual Property that will be assigned to the Company at or prior to Closing, all of which is set forth on Schedule 2.3, and which following such assignment shall thereafter be Owned Intellectual Property.
     “Assignment of Membership Interest” shall have the meaning ascribed in Section 3.2(a)(ii).
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Nevada.
     “Claim Notice” means written notification pursuant to Section 8.3(a) of a Third Party Claim as to which indemnity under Section 8.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying, to the extent reasonably practicable, the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.
     “Cleanup” means all actions required to (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment in accordance with Environmental Laws, (b) perform pre-remedial studies and investigations and post-remedial monitoring and care or (c) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
     “Closing” shall have the meaning ascribed in Section 3.1.
     “Closing Date” shall have the meaning ascribed in Section 3.1.
     “Closing Date Purchase Price” shall have the meaning ascribed in Section 3.4(b).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

     “Company” shall have the meaning ascribed in the preamble.
     “Company Gaming Property” means any or all of Buffalo Bill’s Resort & Casino, Whiskey Pete’s Hotel & Casino, and the Primm Valley Resort & Casino (which includes the Primm Center) as the context reasonably requires.
     “Concurrent Use Agreement” shall have the meaning ascribed in Section 6.9(c).
     “Confidentiality Agreement” means the Confidentiality Agreement previously entered into by and between Purchaser and Parent, as amended from time to time.
     “Consumable Items” means all food stuffs and nonalcoholic beverages that are located at the Leased Real Property.
     “Contract” means any agreement, undertaking, obligation or understanding, whether written or oral, or subject to conditions, including any commitment, letter of intent, mortgage, indenture, note, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, sale, merger or other agreement, together with any amendments or modifications thereto and restatements thereof; provided that Contracts do not include Leases respecting Leased Real Property or Tenant Leases.
     “Convenience Store” means the Convenience Store Assets, whether owned or leased by PRMA, all generally located at the California Nevada stateline border in San Bernardino County, California, operating under the fictitious business name of the “Primm Valley Lotto Store”, and the Convenience Store Liabilities.
     “Convenience Store Assets” means: the Convenience Store Leased Real Property; all Tangible Personal Property owned or leased by PRMA and located on or about the Convenience Store Leased Real Property and used in the Convenience Store business, to the extent of PRMA’s interest therein; all inventory, including Consumable Items, owned by PRMA and located on or about the Convenience Store Leased Real Property as of the Closing Date; all non-inventory items owned by PRMA which are on or about the Convenience Store Leased Real Property as of the Closing Date, including paper products and janitorial supplies; the improvements located on the Convenience Store Leased Real Property consisting of a free standing building having approximately 3,300 square feet of floor space, to the extent of PRMA’s interest therein pursuant to the Convenience Store Lease; all FF&E owned or leased by PRMA and located on the Convenience Store Leased Real Property; and all Contracts relating to the Convenience Store, provided that to the extent such Contracts are not assignable in accordance with their respective terms, PRMA shall not be obligated to assign such contracts as part of the Convenience Store Assets unless consents to assignment are obtained or PRMA waives such consent.
     “Convenience Store Assignment of Contracts” shall have the meaning ascribed in Section 3.2(c)(iii).

     “Convenience Store Assumption of Liabilities” shall have the meaning ascribed in Section 3.2(c)(iv).
     “Convenience Store Bill of Sale” shall have the meaning ascribed in Section 3.2(c)(ii).
     “Convenience Store Intellectual Property” means all Intellectual Property owned or Used or held for Use by PRMA in connection with the Convenience Store or the operation thereof.
     “Convenience Store IP Assignment” shall have the meaning ascribed in Section 3.2(c)(v).
     “Convenience Store Lease” means that certain Lease dated as of March 27, 2001, by and between Dry Lake, Inc., as landlord, and PRMA, as Tenant, as amended, supplemented or modified.
     “Convenience Store Lease Assignment” shall have the meaning ascribed in Section 3.2(c)(i).
     “Convenience Store Leased Real Property” means the real property leased to PRMA pursuant to the Convenience Store Lease.
     “Convenience Store Liabilities” means all Liabilities, obligations and commitments of any nature, kind or description of PRMA associated with the Convenience Store Assets, including, without limitation, all claims, litigation, choses in action, contractual liabilities, including without limitation all Liabilities associated with Contracts, all Liabilities arising out of or relating to events, occurrences or omissions happening from and after the Closing, all Liabilities relating to employees of the Convenience Store, and other liabilities, whether direct or indirect, absolute or contingent, or known or unknown.
     “Convenience Store Purchase Price” means the amount of One Million Five Hundred Thousand Dollars ($1,500,000).
     “Copyrights” means all United States and foreign copyrights, copyright registrations, applications for copyright registration, and all works of authorship and other works protectible under the Copyright Act of 1976, 17. U.S.C. 101 (as amended) or the copyright laws of any other jurisdiction, whether registered or unregistered, including related moral rights and rights of attribution and integrity.
     “Current Assets” means, as of any applicable date in question, (a) all assets of the Company and the Convenience Store that should be classified as current in accordance with generally accepted accounting principles, plus, to the extent not otherwise included, (b) all assets of the Company and the Convenience Store that are classified as current in accordance with the historical practices of the Company in the preparation of its financial statements, and (c) any Additional Property (other than net fixed assets) reflected on the books of an Affiliate but not reflected on the books of the Company or the Convenience Store, less (x) all accounts receivable of the Company or the Convenience Store from its Affiliates (other than as between the Company and the Convenience Store) to the extent classified as current and (y) any Retained Property reflected on the books of the Company or the Convenience Store to the extent classified as current. For the avoidance of doubt, Current Assets includes, among other things, cash on hand in the cage, on the gaming floor, in retail outlets, in food and beverage outlets and elsewhere within the Company’s and/or the Convenience Store’s businesses.
     “Current Liabilities” means, as of any applicable date in question, all liabilities of the Company and the Convenience Store that should be classified as current in accordance with generally accepted accounting principles, plus, to the extent not otherwise included, all liabilities of the Company and the Convenience Store that are classified as current in accordance with the historical practices of the Company in the preparation of its financial statements, less all accounts payable of the Company or the Convenience Store to its Affiliates (other than as between the Company and the Convenience Store) to the extent classified as current. In no event shall any amount of deferred revenue related to the Reliant Agreement be included in Current Liabilities.
     “Customer List” means a compilation of information regarding individual players, customers or patrons who have had their table or slot play tracked at a Company Gaming Property and, with respect to the foregoing, appears within the Primm Players Club.
     “DCP I” shall have the meaning ascribed in Section 6.11(b).
     “DCP II” shall have the meaning ascribed in Section 6.11(b).
     “Debt Commitment Letters” shall have the meaning ascribed in Section 5.8.
     “Disclosure Schedules” shall mean the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.
     “Dispute Notice” shall have the meaning ascribed in Section 3.5(a).
     “Dispute Period” means the period ending thirty days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.
     “Domain Names” means any alphanumeric designation registered with any domain name registrar for use as a Universal Resource Locator or other electronic address for a web site on the Internet.
     “Encumbrance” means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
     “Environmental Claim” means any claim, action, or cause of action by any Person, or investigation by a Governmental Entity, alleging Liability (including Liability for Cleanup costs, governmental response costs, natural resources damages, property damages, or personal injuries) arising out of, based on, or resulting from, (a) the presence, Release or threatened Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company or at any third party location where the Company sent, or caused to be sent, Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.
     “Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health and safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall have the meaning ascribed in Section 4.14(a).
     “Estimated Working Capital” shall have the meaning ascribed in Section 3.4(a).
     “Estimated Working Capital Statement” shall have the meaning ascribed in Section 3.4(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.
     “FCC” means the Federal Communications Commission.
     “FF&E” means all furniture, fixtures and equipment owned or leased by either of PRMA, in connection with the operation of the Convenience Store , or the Company in connection with its business, including floor coverings, pictures, and furniture located within the Leased Real Property, and with respect to the Company, all Operating Equipment, and all other equipment used in the operation of the casinos, kitchens, dining rooms and bars, cleaning equipment, office equipment, machinery, vehicles, computers and other data processing hardware, special lighting and other equipment of a like nature, with such additions and deletions as may occur in the Ordinary Course of Business and in accordance with Section 6.1.
     “Final Purchase Price” means the Closing Date Purchase Price as adjusted pursuant to Section 3.5 and Section 3.6.
     “Final Statement” shall have the meaning ascribed in Section 3.5(a) and Section 3.5(b).
     “Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of 1977, as amended, from time to time, including the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time throughout the periods involved.
     “Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the New Jersey Casino Control Commission, (d) the New Jersey Division of Gaming Enforcement, (e) the Mississippi Gaming Commission, (f) the Michigan Gaming Control Board, (g) the Illinois Gaming Board, (h) the New York Division of

Lottery, (i) the California Lottery Commission (j) the Iowa Racing and Gaming Commission, (k) the Missouri Gaming Commission and (k) any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted by any of the MGM Entities, Purchaser, or any of their respective Affiliates within its jurisdiction.
     “Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of the Company and the gambling, gaming or casino activities and operations of any of the MGM Entities, Purchaser, or any of their respective Affiliates, in each case as amended, from time to time.
     “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, that are necessary for (i) any of the Company, Purchaser or any of their respective Affiliates to own and operate its respective gaming facilities and related amenities issued under the applicable Gaming Laws and (ii) PRMA to conduct the sale of California lottery tickets from the Convenience Store.
     “Golf Courses” means those two golf courses and any adjacent undeveloped land owned and operated by PRMA, located in San Bernardino County, California, and commonly referred to as the “Primm Valley Golf Club.”
     “Golf Course Intellectual Property” means all Intellectual Property owned or Used or held for Use in connection with the Primm Valley Golf Club or the operation thereof, including without limitation, rights in the Primm Valley Golf Club Trademarks as further provided in the Concurrent Use Agreement.
     “Governmental Approvals” means all (a) Gaming Licenses, Liquor Licenses and any other permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law and (b) rights under any Contract with any Governmental Entity that relates to or is used in a Person’s business or operations.
     “Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature anywhere in the world, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.

     “Hazardous Materials” means all substances defined or regulated as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, including toxic mold and friable asbestos.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Improvements” shall have the meaning ascribed in Section 4.8(d).
     “Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than property, including inventory, and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by a Person, or in effect guaranteed directly or indirectly by a Person through a Contract, to: (i) pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness, (iii) supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise assure a creditor against loss in respect of such indebtedness, and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and Contract rights) owned by a Person, even though the Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest thereon.
     “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
     “Indemnifying Party” means the Seller Indemnifying Parties or the Purchaser Indemnifying Parties, as the case may be.
     “Indemnity Notice” means written notification pursuant to Section 8.3(b) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

     “Independent Accounting Firm” shall have the meaning ascribed in Section 3.5(b).
     “Infringement” means a violation of Intellectual Property rights.
     “Intellectual Property” means all Copyrights, Customer Lists, Domain Names, Patents, Trademarks, and Trade Secrets.
     “Intercompany Account Settlement” shall have the meaning ascribed in Section 6.5.
     “IP Agreements” means all Contracts (i) to which the Company is a party and that contain provisions relating to the ownership, use or other exploitation of Owned Intellectual Property or Used Intellectual Property, and (ii) all Contracts to which PRMA is a party and that contain provisions relating to the ownership, use or other exploitation of Convenience Store Intellectual Property.
     “IP Claim” means any claim, demand, dispute, lawsuit, arbitration, opposition, interference, cancellation or other adversarial proceeding concerning alleged Infringement respecting the validity, registrability, enforceability, ownership or Use of Intellectual Property.
     “IP Enforcement Documents” means all outstanding decrees, orders, judgments, settlement agreements or stipulations to which the Company is a party or otherwise bound (whether oral or written, and whether between the Company and an independent Person or inter-corporate) that contains provisions: (a) covenanting not to sue any Person for Infringement of any Owned Intellectual Property or Used Intellectual Property; or (b) restricting the Company’s Use of Owned Intellectual Property or Used Intellectual Property.
     “IRS” shall mean the Internal Revenue Service.
     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity, including all Gaming Laws.
     “Leased Real Property” shall have the meaning ascribed in Section 4.8(a).
     “Leases” means all leases, ground leases, subleases or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect to the Leased Real Property, but excluding any lease or sublease as to which the Company or PRMA is the lessor or sublessor.
     “Liabilities” means all debts, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, action, investigation, inquiry or order and those arising under any Contract and “Liability” means any one of them.
     “Licensed Parties” shall have the meaning ascribed in Section 5.5.
     “Licensing Affiliates” shall have the meaning ascribed in Section 5.5.

     “Liquor Assets” means the inventory of alcoholic beverages at the Real Property.
     “Liquor Licenses” means all those certain “off sale,” “portable bar” and other alcoholic beverage licenses issued by Governmental Entities to (i) the Company pursuant to which the sale of alcoholic beverages is permitted in the restaurants, bars, function rooms and guest rooms of the hotels owned by the Company and/or (ii) PRMA pursuant to which the sale of alcoholic beverages is permitted at the Convenience Store.
     “Loss” means any action, cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties that may be imposed on or otherwise incurred or suffered and which give rise to a valid claim for indemnification under ARTICLE VIII.
     “Material Adverse Effect” means any circumstance, development, change in, or effect on the Company and the Convenience Store that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, the Company and the Convenience Store is, or is reasonably expected to be, directly or indirectly, materially adverse to (a) the overall business and financial condition of the Company and the Convenience Store taken as a single enterprise, or (b) the ability of Seller and PRMA to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, a circumstance, development, change in, or effect on the Company and the Convenience Store is not to be considered in determining whether there has been a Material Adverse Effect if (i) such circumstance, development or change affects the gaming industry generally, (ii) such circumstance, development, change or effect is the result of general economic conditions, or (iii) such circumstance, development, change or effect results from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress. Accordingly, a Material Adverse Effect does not include matters such as legal, regulatory, economic, industry, political, industrial, climatic, geographic or demographic conditions, factors, changes or circumstances or financial, banking or capital market changes which are related to companies, businesses or premises generally (domestically or internationally) or to companies, businesses or premises in the gaming, recreational, resort, entertainment, leisure or similar sectors within the State of Nevada, throughout the United States or internationally. For example, a national or local economic recession or proposed legislation involving smoking areas in casinos throughout Nevada or proposed legislative changes respecting expansion of gaming in other jurisdictions, including California, is not a Material Adverse Effect.
     “Material Contracts” shall have the meaning ascribed in Section 4.11(a).
     “Material Convenience Store Contracts” shall have the meaning ascribed in Section 4.11(d).
     “McDonald’s Lease” means that certain Ground Lease dated October 21, 1991, by and between Primm South, as lessor, and the Company, as lessee, as amended, supplemented or modified.

     “Membership Interest” means 100% of the membership interest in the Company.
     “MGM Entities” means Seller, PRMA and, until the Closing, the Company.
     “MGM Group Property” means any property operated by Parent or any of its Affiliates other than the Company.
     “New Plans” shall have the meaning ascribed in Section 6.11(d).
     “NLRA” means the National Labor Relations Act of 1947, as amended from time to time, including the rules and regulations promulgated thereunder.
     “NLRB” means the National Labor Relations Board established pursuant to the NLRA.
     “Notifying Party” shall have the meaning ascribed in Section 6.6(a).
     “NRS” means the Nevada Revised Statutes, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Old Plans” shall have the meaning ascribed in Section 6.11(d).
     “Operating Equipment” means all items owned or leased by the Company, and which are used in the Company’s business and located at the Company Gaming Properties, including in the operation or maintenance of the Primm Leased Real Property, including all specialized casino equipment, such as slot machines, cards, poker chips, gaming devices, dice, baccarat chips, gaming tables, pneumatic stools, drop buckets, cans and racks, tokens, token racks, card shuffler devices and accessories, change sorters, pit stands, counting equipment, roulette table covers, casino and game table signage, cage and game tables supplies, and all other gaming equipment relating to its business, and including food service preparation utensils, chinaware, glassware, silverware and hollowware, food and beverage service equipment, uniforms and also including consumable supplies for housekeeping, engineering, accounting and office use, together with paper supplies and miscellaneous general supply items.
     “Ordinary Course of Business” means an action taken by a Person if (a) such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
     “Outside Closing Date” shall have the meaning ascribed in Section 10.1(b).
     “Owned Intellectual Property” means all Intellectual Property that is owned by the Company, and, from and after the Closing, all Assigned Intellectual Property.
     “Owned Real Property” shall have the meaning ascribed in Section 4.8(a).
     “Parent” means MGM MIRAGE, a Delaware corporation.

     “Parties” means Seller, PRMA, the Company and Purchaser.
     “Patents” means all patents, whether issued or pending, and patentable inventions.
     “Permitted Exceptions” means: (a) Encumbrances for Taxes that are not past due; (b) easements for utilities serving any of the Real Property, (c) the matters set forth in Section 4.8(a) of the Seller Disclosure Schedule; (d) Tenant Leases; (e) the terms of any Leases disclosed in the Seller Disclosure Schedule, including the Primm South Lease, the McDonald’s Lease and the Convenience Store Lease, in each case as in effect on the date of this Agreement, (f) exceptions that arise after the date hereof that have either been approved by Purchaser or which are not materially adverse to the business of the Company as presently conducted, in the case of items (a) through (d), whether in effect on the date of this Agreement or at the time of the Closing.
     “Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.
     “Plans” shall have the meaning ascribed in Section 4.14(a).
     “Policies” shall have the meaning ascribed in Section 4.19.
     “Pre-Closing Period” shall have the meaning ascribed in Section 9.1(a).
     “Primm Leased Real Property” means the real property leased to the Company pursuant to the Primm South Lease.
     “Primm Players Club” means the players club database maintained on the player database system utilized by the Company.
     “Primm South” means Primm South Real Estate Company, a Nevada corporation.
     “Primm South Lease” means that certain Amended and Restated Ground Lease Agreement effective as of July 1, 1993, between the Primm South, as lessor, and the Company, as lessee, as amended, supplemented or modified.
     “PRMA” shall have the meaning ascribed in the preamble.
     “Purchase Price” means the sum of the Final Purchase Price plus the Convenience Store Purchase Price.
     “Purchaser” shall have the meaning ascribed in the preamble.
     “Purchaser Disclosure Schedule” shall have the meaning ascribed in ARTICLE V.
     “Purchaser Group” shall have the meaning ascribed in Section 6.11(d).
     “Purchaser Indemnified Parties” means Purchaser and, after the Closing, the Company and their respective directors, managers, officers, employees, agents and representatives.

     “Purchaser Indemnifying Parties” means Purchaser and, after the Closing, the Company.
     “Purchaser Termination Fee” shall have the meaning ascribed in Section 6.14(b).
     “Real Property” means Owned Real Property and Leased Real Property of the Company or the Convenience Store, as the context may require.
     “Recipient” shall have the meaning ascribed in Section 9.4(a).
     “Registered Intellectual Property” means any United States. or foreign issued Patents, applications for Patent, Trademark registrations, applications for Trademark registration, Copyright registrations, and applications for Copyright registration, owned by the Company or included in the Convenience Store Intellectual Property or the Assigned Intellectual Property.
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
     “Release of Guaranties” shall have the meaning ascribed in Section 6.16.
     “Reliant Agreement” means that certain Agreement Regarding Water dated as of August 31, 2001 by and between the Company and Reliant Energy Bighorn, LLC.
     “Representatives” shall have the meaning ascribed in Section 6.3.
     “Rent Roll” shall have the meaning ascribed in Section 4.8(c).
     “Resolution Period” means the period ending thirty days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice.
     “Retained Property” shall have the meaning ascribed in Section 2.2.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Seller” shall have the meaning ascribed in the preamble.
     “Seller Disclosure Schedule” shall have the meaning ascribed in ARTICLE IV.
     “Seller Indemnified Parties” means Seller and PRMA and their respective members, partners, directors, officers, employees, agents and representatives.
     “Seller Indemnifying Parties” means Seller.

     “Seller Termination Fee” shall have the meaning ascribed in Section 6.14(a).
     “SERP I” shall have the meaning ascribed in Section 6.11(b).
     “SERP II” shall have the meaning ascribed in Section 6.11(b).
     “Software” means those computer programs (whether in source code or object code form), databases, compilations of data, and all documentation related to any of the foregoing, more particularly as set forth on Schedule 1B.
     “SOXA” means the Sarbanes-Oxley Act of 2002, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Straddle Period” shall have the meaning ascribed in Section 9.1(a).
     “Straddle Period Tax Returns” shall have the meaning ascribed in Section 9.2(a).
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Tangible Personal Property” means all items of tangible personal property, whether owned or leased, including: (a) FF&E; (b) Consumable Items; (c) Liquor Assets; and (d) all other items of tangible personal property that are owned by the Company or the Convenience Store and located at, and used in the operation of, its business.
     “Target Date” has the meaning ascribed in Section 3.7.
     “Tax Claim” shall have the meaning ascribed in Section 9.4(a).
     “Tax Returns” means all information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto, declarations, disclosures, schedules, estimates and elections and amendments thereof, including information returns and claims for refunds of Taxes.
     “Taxes” means any and all taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments, including income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, general or special assessments, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), and all taxes, fees and other charges assessed under the Gaming Laws (excluding any and all fees, charges, costs and expenses assessed against Purchaser or any of its principals by the Gaming Authorities in connection with the filing, investigation and/or processing of the applications of Purchaser and any of its principals to obtain all Governmental Approvals necessary to own and operate the Company and its facilities and related amenities), whether computed on a separate, consolidated, unitary, combined or any other basis; and any interest, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.
     “Tenant Leases” means all leases and subleases of Real Property as to which the Company or PRMA is the lessor or sublessor.
     “Termination of Affiliate Contracts” shall have the meaning ascribed in Section 6.13.
     “Third Party Claim” shall have the meaning ascribed in Section 8.3(a).
     “Trademarks” means all indicia of the source, origin, certification, endorsement or sponsorship of goods or services in commerce (including, but not limited to, trademarks, service marks, trade names, slogans, logos and trade dress), all United States or foreign registrations and applications to register the foregoing, and all associated goodwill.
     “Trade Secrets” means all confidential or proprietary information that qualifies for trade secret protection under the Nevada Trade Secrets Act, 600A.010 et seq.
     “Transfer Taxes” shall have the meaning ascribed in Section 6.21.
     “Transferred Trademarks” shall have the meaning ascribed in Section 6.10(c).
     “Transitional Services Agreement” shall have the meaning ascribed in Section 6.12.
     “Trust Agreement” shall have the meaning ascribed in Section 6.11(b).
     “Use” means: (1) with respect to works protectible by copyright, to make derivative works based on the work, or to copy, distribute, publicly display or publicly perform the work; (2) with respect to Trademarks, to use in commerce to denote the source, origins, endorsements, sponsorship or certifications of goods or services; (3) with respect to patented inventions, to make, use, sell (or offer to make, use or sell), import or export the patented invention; (4) with respect to Trade Secrets, to use in the course of business; and (5) to grant to others the right or license to do any of the foregoing.
     “Used Intellectual Property” means (x) Intellectual Property or rights therein or relating thereto that are: (1) owned or controlled by Parent or its Affiliates other than the Company or any other Person other than the Company, and (2) Used or held for Use exclusively in the business of the Company, and (y) all Convenience Store Intellectual Property not included in the Owned Intellectual Property, all of which is set forth on Schedule 1B. Until the Closing, Assigned Intellectual Property that is not included in the Owned Intellectual Property is a subset of Used Intellectual Property, after which time it becomes Owned Intellectual Property.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Water Rights” shall have the meaning ascribed in Section 4.24.
     “Water Rights Contract” shall have the meaning ascribed in Section 4.24(a).
     “Working Capital” means Current Assets minus Current Liabilities.
     “Working Capital Statement” shall have the meaning ascribed in Section 3.5(a).
ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTEREST AND CONVENIENCE STORE
     Section 2.1 Purchase and Sale of Membership Interest and Convenience Store.
     On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller and PRMA, and Seller and PRMA agree to sell to Purchaser, the Membership Interest and the Convenience Store for the Purchase Price. At the Closing, the Membership Interest shall be transferred or otherwise conveyed to Purchaser free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer of the Membership Interest or as may be imposed under applicable Laws or pursuant to the terms of the Primm South Lease and the McDonald’s Lease, and the Convenience Store shall be transferred or otherwise conveyed to Purchaser free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer of the Convenience Store as may be imposed under applicable Laws or pursuant to the terms of the Convenience Store Lease.
     Section 2.2 Retained Property.
     Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Seller shall retain all of its right, title and interest in and to each and all of the assets set forth on Schedule 2.2 (collectively, the “Retained Property”), which Retained Property is not a part of the transactions contemplated hereby, whether or not such Retained Property is presently owned by the Company. Prior to the Closing Date, the Company shall assign to Parent or an Affiliate designated by Parent, all right, title and interest of the Company in such Retained Property. Moreover, for avoidance of doubt, the Golf Courses are not a part of the Convenience Store Assets or the Company being sold to Purchaser. All items, whether located at the Company’s Real Property, or otherwise owned by the Company, that constitute Retained

Property, may be removed on or prior to the Closing Date or within sixty (60) days thereafter by Seller, Parent or any of their respective Affiliates, upon reasonable notice to Purchaser and without material interference to the business of the Company or the Convenience Store. The cost of such removal shall be borne by the Seller and the Seller shall also, at its expense, make any repairs to the property of the Company or the Convenience Store necessitated by such removal to the reasonable satisfaction of Purchaser. Purchaser, and from and after the Closing, the Company, shall take such further actions and provide such further instruments as may be reasonably requested by the MGM Entities to confirm the transfer of the Retained Property from the Company to Parent or its Affiliate and in effecting the removal of any Retained Property from any Real Property.
     Section 2.3 Additional Property.
     Schedule 2.3 identifies certain property which is presently used by the Company or the Convenience Store and intended to be a part of the transactions contemplated by this Agreement, but is presently owned by an Affiliate, including without limitation, Assigned Intellectual Property (collectively, the “Additional Property”). Prior to or concurrently with the Closing, Seller shall cause its Affiliates to transfer the Additional Property and to transfer all of such Affiliates’ rights in or relating to the Assigned Intellectual Property used by the Company to the Company and to transfer all of the Assigned Intellectual Property used by PRMA to Purchaser pursuant to forms of agreement reasonably satisfactory to Purchaser and Seller. Upon receipt of Purchaser’s written request, Seller shall as soon as is practicable take all reasonable steps to record and perfect the assignment of any Assigned Intellectual Property or any rights therein or relating thereto.
ARTICLE III
CLOSING; PURCHASE PRICE
     Section 3.1 Closing.
     The closing of the purchase and sale of the Membership Interest and the Convenience Store (collectively, the “Closing”) shall take place at the executive offices of Parent, located at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119 (or such other location agreed upon in writing by Purchaser and Seller) at such time to be agreed upon by Purchaser, Seller and PRMA on the second (2nd) Business Day after satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII (the “Closing Date”), unless another date is agreed to in writing among Purchaser, Seller and PRMA.
     Section 3.2 Deliveries at Closing.
     (a) In connection with the sale of the Membership Interest at the Closing, Seller shall deliver or cause to be delivered the following to Purchaser at the Closing:
     (i) an executed receipt for the Closing Date Purchase Price;
     (ii) an Assignment of Membership Interest;

     (iii) copies of the publicly filed organizational documents of the Company, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Nevada;
     (iv) a copy, certified by an officer of the Company, of the operating agreement of the Company;
     (v) a copy, certified by an officer of Seller, of the resolutions of its Board of Directors and of its sole member, authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;
     (vi) a duly executed certificate of an officer of Seller pursuant to Section 7.3(c);
     (vii) a good standing certificate (or its equivalent) for the Company issued by the Secretary of State of the State of Nevada and of such other applicable jurisdictions where the Company is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, dated as of a date within a recent date prior to the Closing Date;
     (viii) a bring down good standing certificate (or its equivalent), dated as of the Closing Date, of the certificate delivered pursuant to Section 3.2(a)(vii), or a verbal confirmation from the Secretary of State of the applicable jurisdiction on the Closing Date with respect to such good standing;
     (ix) the original Company membership ledgers and minute books (or their equivalent);
     (x) duly executed resignations effective as of the Closing Date from such directors, officers and managers of the Company as Seller shall have notified Purchaser in writing not less than one (1) Business Day prior to the Closing Date;
     (xi) duly executed copies of documentation evidencing the Amendment of Indemnification Contracts;
     (xii) duly executed copies of documentation evidencing the Termination of Affiliate Contracts;
     (xiii) evidence in form and substance mutually reasonably satisfactory to Seller and Purchaser that the Release of Guaranties occurs at the Closing;
     (xiv) an executed counterpart of the Transitional Services Agreement;
     (xv) duly executed copies of the assignment and/or license agreements as required by Section 6.9(d), including evidence of the filing of all assignments with the United States Patent and Trademark Office, United States Copyright Office and any applicable domain name registries and any other documents executed by Parent or its Affiliates conveying the right to Use the Used Intellectual Property to Purchaser as required hereunder;
     (xvi) a statement issued by the Seller in a form reasonably satisfactory to Purchaser certifying that the Seller is not a foreign person (within the meaning of Treasury Regulation Section 1.1445-2(b)(2);
     (xvii) a duly executed counterpart of the Concurrent Use Agreement; and
     (xviii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser.
     (b) In connection with the purchase of the Membership Interest at the Closing, Purchaser shall deliver or cause to be delivered the following to Seller, at the Closing:
     (i) the Closing Date Purchase Price in immediately available funds by wire transfer to an account designated by Seller or PRMA, as applicable, in writing to Purchaser no less than one (1) Business Day prior to the Closing Date;
     (ii) a receipt for delivery of the Membership Interest, duly executed by an officer of Purchaser;
     (iii) a copy of the Articles of Incorporation of Purchaser, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Nevada;
     (iv) a copy, certified by an officer of Purchaser, of its bylaws;
     (v) copies, certified by an officer of Purchaser of the resolutions of Purchaser’s board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;
     (vi) a duly executed certificate of an officer of Purchaser pursuant to Section 7.2(c);
     (vii) a good standing certificate (or its equivalent) of Purchaser issued by the Secretary of State of the State of Nevada, dated as of a recent date prior to the Closing Date;
     (viii) a bring down good standing certificate (or its equivalent), dated as of the Closing Date, of the certificate delivered pursuant to Section 3.2(b)(vii), or a verbal confirmation from the Secretary of State of the State of Nevada, on the Closing Date with respect to such good standing;

     (ix) a receipt for delivery of the books of the Company, duly executed by an officer of Purchaser;
     (x) an executed counterpart of the Transitional Services Agreement;
     (xi) evidence reasonably satisfactory to Seller and PRMA that all Gaming Licenses required to be obtained by Purchaser or any of its directors, officers, employees, stockholders and Affiliates in connection with the acquisition of the Membership Interest have been obtained and are in full force and effect;
     (xii) a duly executed counterpart of the Concurrent Use Agreement; and
     (xiii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Seller may reasonably request to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Seller.
     (c) In connection with the sale of the Convenience Store, PRMA shall deliver or cause to be delivered to Purchaser:
     (i) a duly executed Assignment and Assumption of Lease transferring to Purchaser the interest of PRMA in and to the Convenience Store Lease (the “Convenience Store Lease Assignment”);
     (ii) a duly executed bill of sale transferring to Purchaser the Tangible Personal Property, inventory and non-inventory items owned by PRMA and used in the Convenience Store business (the “Convenience Store Bill of Sale”);
     (iii) a duly executed Assignment and Assumption of Contracts transferring to Purchaser all assignable Contracts relating to the Convenience Store, including all Material Convenience Store Contracts (the “Convenience Store Assignment of Contracts”);
     (iv) a duly executed Assignment and Assumption of Convenience Store Liabilities whereby Purchaser assumes the Convenience Store Liabilities and indemnifies PRMA therefrom (the “Convenience Store Assumption of Liabilities”);
     (v) a duly executed Assignment and Assumption of Intellectual Property transferring to Purchaser the interest of PRMA in and to the Convenience Store Intellectual Property (the “Convenience Store IP Assignment”);
     (vi) copies of the publicly filed organizational documents of PRMA, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Nevada;

     (vii) copies, certified by an officer of PRMA, of the resolutions of PRMA’s board of directors and stockholder authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;
     (viii) a duly executed certificate of an officer of PRMA pursuant to Section 7.3(c);
     (ix) a good standing certificate (or its equivalent) for PRMA issued by the Secretary of State of the State of Nevada and of such other applicable jurisdictions where PRMA is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, dated as of a date within a recent date prior to the Closing Date;
     (x) a bring down good standing certificates (or its equivalent), dated as of the Closing Date, of the certificate delivered pursuant to Section 3.2(c)(ix), or a verbal confirmation from the Secretary of State of the applicable jurisdiction on the Closing Date with respect to such good standing; and
     (xi) a receipt for the Convenience Store Purchase Price, duly executed by an officer of PRMA.
     (d) In connection with the purchase of the Convenience Store, Purchaser shall deliver or cause to be delivered to PRMA:
     (i) a duly executed counterpart of the Convenience Store Lease Assignment;
     (ii) a duly executed counterpart of the Convenience Store Bill of Sale;
     (iii) a duly executed counterpart of the Convenience Store Assignment of Contracts;
     (iv) a duly executed counterpart of the Convenience Store Assumption of Liabilities;
     (v) a duly executed counterpart of the Convenience Store IP Assignment; and
     (vi) the Convenience Store Purchase Price, in immediately available funds by wire transfer to an account designated by PRMA in writing to Purchaser no less than one Business Day prior to the Closing Date.
     Section 3.3 Purchase Price Payments at Closing.
     In consideration of the purchase and sale of the foregoing, at the Closing Purchaser shall pay to Seller (i) the Closing Date Purchase Price plus all sums due pursuant to Section 3.7, if any, and subject to further adjustment post-Closing pursuant to Sections 3.5 and 3.6; provided that if no adjustment is made post-Closing to the Closing Date Purchase Price pursuant to Sections 3.5 and 3.6, the Closing Date Purchase Price shall be the Final Purchase Price for purposes of this Agreement, and (ii) to PRMA, the Convenience Store Purchase Price, which is not subject to post-Closing adjustment. For avoidance of doubt, the Purchase Price has been allocated between the Convenience Store and the Membership Interest for tax purposes, and is not indicative of any right on the part of Purchaser to elect not to purchase the Convenience Store, and Purchaser hereby acknowledges that it is purchasing both the Membership Interest and the Convenience Store.
     Section 3.4 Closing Date Purchase Price.
     (a) Four (4) Business Days prior to the Closing, Seller shall deliver to Purchaser the Estimated Working Capital Statement for the Company and the Convenience Store (the “Estimated Working Capital Statement”). The Estimated Working Capital Statement shall be prepared by Seller using the same types of management judgments, estimates, forecasts, policies, opinions and allocations (including reserve calculations) that have historically been used in the preparation of the Company’s and Convenience Store’s financial statements. The amount of Working Capital of the Company and the Convenience Store set forth in its Estimated Working Capital Statement shall hereinafter be referred to as the “Estimated Working Capital.” Purchaser (and its independent accountants) shall be afforded the opportunity to review the Estimated Working Capital Statement.
     (b) The “Closing Date Purchase Price” shall be the amount of Three Hundred Ninety-Eight Million Five Hundred Thousand Dollars ($398,500,000) plus the amount of Estimated Working Capital (if greater than zero), or minus the amount of the Estimated Working Capital (if less than zero).
     Section 3.5 Adjustment Procedures to the Closing Date Purchase Price.
     (a) As promptly as practicable, but no later than forty-five (45) days after the Closing (or, if the Closing occurs within the last month of a quarter, not later than twenty-five (25) days after the Closing), Purchaser shall prepare and deliver to Seller a statement setting forth the Working Capital of the Company and the Convenience Store as of the Closing (the “Working Capital Statement”). The Working Capital Statement shall be prepared by Purchaser using the same types of management judgments, estimates, forecasts, policies, opinions and allocations, including reserve calculations, that have historically been used in the preparation of the Company’s and the Convenience Store’s financial statements. Following the Closing, Purchaser shall give to Seller and any independent accountants of Seller access at all reasonable times to the properties, books, records and personnel of the Company and the Convenience Store relating to periods prior to the Closing for purposes of reviewing the Working Capital Statement. Seller shall have thirty (30) days following receipt of the Working Capital Statement in which to notify Purchaser in writing of any dispute of any item contained in the Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and the Working Capital figure proposed by Seller (the “Dispute Notice”). If Seller fails to notify Purchaser in writing of any dispute within such thirty-day period, the Working Capital Statement shall be deemed to be a “Final Statement.” In the event that Seller shall so notify Purchaser of any dispute on or prior to such thirtieth day, any amounts contained in the Working Capital Statement that are not disputed by Seller in the Dispute Notice shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital. For a period of fifteen (15) days following the delivery of the Dispute Notice to Purchaser, Purchaser and Seller shall attempt to resolve in good faith the amounts disputed in the Dispute Notice. During such fifteen-day period, Purchaser shall be permitted to review the working papers of Seller and Seller’s independent accountants relating to the Estimated Working Capital Statement and the Dispute Notice, and Seller shall be permitted to review the working papers of Purchaser and Purchaser’s independent accountants relating to the Working Capital Statement. Amounts resolved by such attempts within such fifteen (15) day period shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital.
     (b) If Purchaser and Seller are unable to resolve any such dispute prior to the end of such fifteen (15) day period, the accounting firm of Ernst & Young, or if Ernst & Young is not available for this engagement, another accounting firm mutually acceptable to Purchaser and Seller (which in no event shall be PriceWaterhouseCoopers or Deloitte & Touche) (the “Independent Accounting Firm”) shall be engaged by Purchaser and Seller as soon as is reasonably practicable to resolve such dispute and such determination shall be final and binding on the parties to this Agreement. Purchaser and Seller shall, as soon as is reasonably practicable after the engagement of the Independent Accounting Firm, submit their respective determinations and calculations and the items remaining in dispute for resolution to the Independent Accounting Firm. The Independent Accounting Firm may not make any determination with respect to any matter not set forth in the Dispute Notice and shall make its determination solely regarding the remaining disputed items (based solely on the principles of calculation specified in this Agreement with regard to such disputed items). The Independent Accounting Firm’s determination shall not be more than the amount of the Working Capital set forth in the Dispute Notice or less than the amount of the Working Capital of the Company and the Convenience Store as of the Closing Date set forth in the Working Capital Statement. Each of Purchaser and Seller and their respective independent accountants shall give the Independent Accounting Firm access at all reasonable times to the properties, books, records and personnel of the Company and the Convenience Store relating to periods prior to the Closing for purposes of reviewing the Estimated Working Capital Statement, the Dispute Notice and the Working Capital Statement and calculating the Actual Working Capital. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty days of submission of the Estimated Working Capital Statement, the Dispute Notice and the Working Capital Statement to it and, in any case, as promptly as practicable after such submission. The Working Capital Statement, as modified by resolution of any disputes by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed to be a “Final Statement.”
     (c) Purchaser and Seller shall pay all expenses relating to the engagement of the Independent Accounting Firm in proportion to the percentage of the dollar value of the disputed items prevailed upon by each Person. Purchaser and Seller shall each pay all advisors’ fees, charges and expenses incurred by such Person in connection with the dispute.

     Section 3.6 Calculation and Payment of Final Purchase Price.
     The Closing Date Purchase Price shall be adjusted as follows: (i) if the Actual Working Capital is greater than the Estimated Working Capital, then the Closing Date Purchase Price shall be increased by the amount of such excess; or (ii) if the Actual Working Capital is less than the Estimated Working Capital, then the Closing Date Purchase Price shall be decreased by the amount of such deficiency (in each such event, the amount of increase or decrease, the “Price Adjustment,” and the amount so determined, the “Final Purchase Price”).
     To the extent the Final Purchase Price is greater than the Closing Date Purchase Price, Purchaser shall, within five (5) Business Days of the determination of a Final Statement, deliver by wire transfer of immediately available funds to the account specified by Seller in writing for the Closing Date Purchase Price, an amount equal to the Price Adjustment. To the extent the Final Purchase Price is less than the Closing Date Purchase Price, Seller shall, within five (5) Business Days of the determination of a Final Statement, deliver by wire transfer of immediately available funds to an account specified by Purchaser in writing (no later than two (2) Business Days prior to the expiration of such five (5) Business Day period), an amount equal to the Price Adjustment, in either case without interest.
     Section 3.7 Additional Payments in Event of Closing Date after Target Date.
     Purchaser acknowledges and agrees that the Parties have agreed upon the Purchase Price in part based upon the representations by Purchaser that it will be able to receive all necessary Gaming Licenses expeditiously, and that the Closing will occur on or prior to March 31, 2007 (the “Target Date”). In the event that the Closing occurs on a date after the Target Date, then Purchaser shall pay to Seller, at Closing, as additional consideration, interest on the Purchase Price, calculated from the Target Date through the Closing Date utilizing a rate of interest equal to seven and one-half percent (7.5%) per annum, calculated daily and compounded monthly.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRMA
          Each of Seller and PRMA, severally and not jointly, represents and warrants to Purchaser, except as set forth herein and in the disclosure schedule delivered by Seller and PRMA to Purchaser prior to the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (except that, with respect to PRMA, its representations and warranties are limited to those matters relating solely to PRMA or the Convenience Store as set forth in Section 4.1, Section 4.3(a) through Section 4.3(c), inclusive, Section 4.4, Section 4.8(a) through Section 4.8(i), inclusive, Section 4.9(b), Section 4.10(a) through Section 4.10(e), inclusive, Section 4.10(g), Section 4.10(h), Section 4.11(c) through Section 4.11(d), inclusive, Section 4.12(a), Section 4.13(a) and Section 4.13.(d), and Section 4.13(e), Section 4.15(a), Section 4.15(b) and Section 4.16(c) through Section 4.16(l), inclusive, Section 4.17, Section 4.18, Section 4.19, Section 4.23, and Section 4.25 and PRMA shall in no event be responsible for any matters involving the Company or any of the Company Gaming Properties), as follows:

     Section 4.1 Organization and Qualification.
          Each of Seller, PRMA and the Company is duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the State of Nevada and each has all requisite organizational power and authority to carry on its business as now being conducted. Each of Seller, PRMA and the Company is qualified to do business and is in good standing in each other jurisdiction where the character of the properties owned, leased and operated by it or the nature of its business makes such qualification necessary, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.
     Section 4.2 Ownership of Membership Interest.
     (a) Seller is the record and beneficial owner of 100% of the Membership Interest and, except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, the Membership Interest is free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws. The Membership Interest has been duly authorized, validly issued and fully paid, and has not been issued in violation of any applicable Laws, the Company’s Articles of Organization or Operating Agreement or the terms of any Contract to which any of the Company or Seller is a party or bound. There are no obligations, contingent or otherwise, to issue, sell or transfer, repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of all or any portion of the Membership Interest. There are no bonds, debentures, notes or other Indebtedness of the Company having voting rights (or convertible into securities having voting rights). Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no other equity interests or securities of the Company reserved for issuance or any outstanding subscriptions, options, warrants, rights, “phantom” stock rights, convertible or exchangeable securities, stock appreciation rights, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any membership interest in the Company or other equity interests or securities of the Company, or any interest in, exchangeable for, or convertible into, a membership interest in the Company or other equity interests or securities of the Company.
     (b) The Company does not own directly or indirectly, of record or beneficially, or have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests of any other Person.
     Section 4.3 Authority; No Conflict; Required Filings and Consents.
     (a) Each of Seller and PRMA has all requisite company power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the MGM Entities and the performance by the MGM Entities of the transactions that are contemplated by this Agreement have been duly authorized by all necessary corporate or company action on the part of the MGM Entities, respectively. Except as at that time made or obtained, as of the Closing Date, no corporate or company act or proceeding on the part of the MGM Entities or their respective stockholders or members will be necessary to authorize, execute, deliver and perform this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the MGM Entities and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, constitutes the valid and binding obligation of each of the MGM Entities, enforceable against each of the MGM Entities in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     (b) Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by each of the MGM Entities does not, and the consummation by each of the MGM Entities of the transactions to which it is a party that are contemplated by this Agreement, including the Intercompany Account Settlement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization, Certificate of Incorporation, Bylaws, Operating Agreement or other charter document of the MGM Entities, as the case may be, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance on the Membership Interest, any of the assets or properties of the Company or the Convenience Store pursuant to, any Contract, permit or obligation to which any of the MGM Entities is a party or by which any of the MGM Entities or any of their respective assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to any of the MGM Entities or the Membership Interest, any of the assets or properties of the Company or the Convenience Store, except in the case of clauses (ii) and (iii) where such conflict or violation is not reasonably expected to have a Material Adverse Effect.
     (c) Except for (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with (x) Gaming Laws and (y) Gaming Licenses, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, (v) any Governmental Approvals as may be required under any Laws pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, and (vi) the satisfaction or waiver of the closing conditions in Section 7.1 and Section 7.3 and the closing deliveries in Section 3.2, no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance by the MGM Entities of this Agreement and consummation by the MGM Entities of the transactions contemplated by this Agreement.
     Section 4.4 Financial Information.
     Section 4.4 of the Seller Disclosure Schedule contains:
     (a) an audited (i) Supplemental Consolidating Balance Sheet Information of Parent, including balance sheet information of each Company Gaming Property as of December 31,

2005, and (ii) Supplemental Consolidating Income Statement Information and Supplemental Consolidating Cash Flow Information of Parent, setting forth income statement information and cash flow information of each Company Gaming Property for the year ended December 31, 2005, audited by Deloitte & Touche LLP, whose report thereon is included therein (including all notes thereto);
     (b) an unaudited (i) balance sheet of the Convenience Store as of December 31, 2005, and (ii) income statement of the Convenience Store for the year ended December 31, 2005; and
     (c) an unaudited (i) balance sheet of the Company as of August 31, 2006, (ii) balance sheet of the Convenience Store as of August 31, 2006, (iii) income statement of the Company for the eight months ended August 31, 2006, and (iv) income statement of the Convenience Store for the eight months ended August 31, 2006.
The balance sheet information of each Company Gaming Property included in the financial statements listed in clause (a)(i) above is true, complete and accurate in all material respects, has been prepared in accordance with the books of account and other financial records of the Company, and presents fairly the assets, liabilities and financial condition of each Company Gaming Property as of the dates thereof, all in accordance with GAAP. The income statement information of each Company Gaming Property listed in clause (a)(ii) above is true, complete and accurate, has been prepared in accordance with the books of account and other financial records of the Company, and presents fairly the results of operations of each Company Gaming Property for the periods therein referred to, all in accordance with GAAP. Except as noted on Schedule 4.4, the balance sheet information of the Company and the Convenience Store included in the unaudited financial statements listed in clauses (b)(i), (c)(i), and (c)(ii) above is true, complete and accurate in all material respects, has been prepared in accordance with the books of account and other financial records of the Company and the Convenience Store, and presents fairly the assets, liabilities and financial condition of the Company and the Convenience Store as of the dates thereof, all in accordance with GAAP. Except as noted on Schedule 4.4, the income statement information of the Convenience Store listed in clause (b)(ii), and of the Company and the Convenience Store listed in clauses (c)(iii) and (c)(iv) above is true, complete and accurate, has been prepared in accordance with the books of account and other financial records of the Company and the Convenience Store, and presents fairly the results of operations of the Company and the Convenience Store for the periods therein referred to, all in accordance with GAAP, except that the income statements referenced in clauses (c)(iii) and (c)(iv) do not include stock compensation expense related to stock options and stock appreciation rights held by employees of the Company or the Convenience Store.

     Section 4.5 No Undisclosed Liabilities.
          Except as set forth in Section 4.5 of the Seller Disclosure Schedule, the Company does not have any Liability that is not reflected or reserved against on the company balance sheet contained in Section 4.4(c)(i) or otherwise disclosed in the notes thereto, other than Liabilities incurred subsequent to August 31, 2006 in the Ordinary Course of Business, and which do not exceed Seventy-Five Thousand Dollars ($75,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate.
     Section 4.6 Absence of Certain Changes or Events.
          Except as disclosed in Section 4.6 of the Seller Disclosure Schedule: (a) since June 30, 2006, and except as otherwise specifically set forth in this Agreement, the business and operations of the Company have been conducted only in the Ordinary Course of Business, (b) and, since such date, (i) there has not been any Material Adverse Effect, and (ii) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.
     Section 4.7 Taxes.
     Except as set forth in Section 4.7 of the Seller Disclosure Schedule, during the period of time that Parent has directly or indirectly owned the Company:
     (a) Seller or the Company (i) has timely filed (taking into account all valid extensions of time for filing) with the appropriate taxing authorities all material Tax Returns required by Law to be filed by Seller or the Company, as the case may be, and (ii) each of Seller and the Company will timely file any such returns required by Law to be filed (taking into account all valid extensions of time for filing) on or prior to the Closing Date. Such Tax Returns are (and, to the extent they will be filed prior to the Closing Date, will be) complete and accurate in all material respects. The Company does not have pending any request for an extension of time within which to file Tax Returns. No waivers of statutes of limitations with respect to any Tax Returns of the Company have been given by or requested from the Company.
     (b) The Company has timely paid all material Taxes required to have been paid and has adequately provided in its financial statements for all material Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date of the statement.
     (c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company. The Company has not received notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company.
     (d) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted, or to the knowledge of the Company threatened to assert, against the Company any material deficiency or material claim for Taxes.

     (e) There are no Encumbrances for Taxes upon any property or assets of the Company, or assets of the Convenience Store, except for Encumbrances for Taxes not yet due and payable and as to which adequate reserves have been established on the financial statements of the Company.
     (f) The Company is not a party to and has no obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person or any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, foreign law with any taxing authority.
     (g) With respect to the applicable statute of limitations period that has not expired, the Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, and is not a successor to any such entity that was a member of a combined, consolidated or unitary group during such period. The Company has no liability for Taxes of any person as a result of (i) transferee liability, (ii) being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law or (iii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement.
     (h) The Company has not received a written ruling from any taxing authority.
     (i) No jurisdiction where the Company does not file a Tax Return has made a claim that the Company is required to file a Tax Return in such jurisdiction.
     (j) At all times since the Company’s formation, (i) the Company has had only one member, (ii) the Company has been disregarded as an entity separate from its sole member within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i), and (iii) the Company has never been subject to any entity-level income, franchise or other similar income-based Taxes.
     (k) To the extent a breach or inaccuracy of any of the following would result in a Liability of Purchaser or its Affiliates to any Person, whether as a result of applicable Law, contract or otherwise: (i) PRMA has timely paid and will continue to pay all Taxes prior to delinquency; and (ii) PRMA has timely filed all Tax Returns it is required to have filed and will continue to file such Tax Returns as required by applicable Law and all Tax Returns filed, or to be filed, by PRMA have been and will be true, correct and complete.
     Section 4.8 Real Property.
     (a) Section 4.8 of the Seller Disclosure Schedule identifies a complete and accurate list, including the address or other description, and the identity of the holder of title, of all real property owned by the Company (including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto (the “Owned Real Property”), and Section 4.8 of the Seller Disclosure Schedule identifies a complete and accurate list of all real property leased or operated by the Company or PRMA (solely in connection with the Convenience Store), including the date of each Lease, the expiration date of such Lease, the term of such Lease, the parties to such Lease, all renewal rights and options to purchase and a description of the demised premises thereunder (including all leasehold, subleasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property used in connection with the Company or the Convenience Store and the operation of their respective businesses) (collectively, the “Leased Real Property”). The Company or PRMA, as the case may be, has good and marketable fee title to all Owned Real Property and has a valid leasehold interest to all Leased Real Property, subject only to Permitted Exceptions and those matters described in the Seller Disclosure Schedule.
     (b) With respect to each Lease, except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, as of the date of this Agreement: (i) there exists no default thereunder by the Company or PRMA, as applicable, or, to the knowledge of Seller and the Company (with respect to the Company Gaming Properties) and PRMA (with respect to the Convenience Store), any other party thereto; (ii) no defaults (whether or not subsequently cured) are currently alleged thereunder, by or against either party, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) such Lease is a valid and binding obligation upon the Company or PRMA, as applicable, and, to the knowledge of Seller and the Company (with respect to the Company Gaming Properties) and PRMA (with respect to the Convenience Store), is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the Company or PRMA, as applicable, in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally, and (y) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity); (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full; (v) the interest of tenant thereunder has not been subleased, licensed, or assigned, and no Person has otherwise been granted the right to use or occupy the Leased Real Property or any portion thereof; and (vi) there are no Encumbrances, Contracts, defects, claims or exceptions on or affecting the estate or interest created thereby or pursuant thereto. Section 4.8(b) of the Seller Disclosure Schedule may be amended after the date of this Agreement to add additional exceptions to the foregoing representations that may arise or occur after the date hereof.
     (c) A complete and accurate rent roll for the Tenant Leases (the “Rent Roll”) is set forth in Section 4.8(c) of the Seller Disclosure Schedule. There are no Tenant Leases with respect to the Real Property other than the Tenant Leases which are set forth on the Rent Roll. Except as set forth in the Rent Roll, to the knowledge of Seller, as of the date of this Agreement: (i) each Tenant Lease is in full force and effect; (ii) the tenants have accepted possession of, and are in occupancy of, all of their respective demised premises and have commenced the payment of rent under the Tenant Leases to the extent set forth on the Rent Roll, and there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (iii) all rents due and payable under the Tenant Leases have been paid and no portion of any rent has been paid for any period more than thirty days in advance; and (iv) no tenant or other party in possession of any of the Real Property subject to the Tenant Leases has any right to purchase, or holds any right of first refusal to purchase, such properties. The Rent Roll sets forth the date of each Tenant Lease, the parties to each Tenant Lease, the scheduled expiration date of each Tenant Lease, any arrearages in the payment of rent thereunder as of the date of the Rent Roll, and all renewal rights and options to purchase and a description of the demised premises thereunder. Section 4.8(c) of the Seller Disclosure Schedule may be amended after the date of this Agreement to add Tenant Leases and to add additional agreements comprising the Tenant Leases so long as Seller complies with Section 6.1 of this Agreement. Each Tenant Lease is enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     (d) Except as set forth in Section 4.8(d) of the Seller Disclosure Schedule, to the knowledge of the Company or PRMA, as applicable, all material buildings, structures, fixtures, building systems and equipment included in the Leased Real Property (the “Improvements”) are in good condition and repair in all material respects, subject to reasonable wear and tear, and there are no facts or conditions affecting any of the Improvements that would adversely interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business presently conducted thereon, subject to the terms of the Leases.
     (e) Except as may otherwise be disclosed under Section 4.24 with respect to water rights, to the knowledge of Seller and PRMA, none of the Company, Seller nor PRMA (with respect to the Convenience Store) has received written notice of any currently proposed or pending assessment for public improvements or otherwise, and none of them is otherwise aware of any such assessment.
     (f) Except as set forth in Section 4.8(f) of the Seller Disclosure Schedule, the present use of the Improvements is in substantial conformity with or is excused from conformity with all applicable zoning Laws, and none of the Company, Seller or PRMA (with respect to the Convenience Store) has received written notice of violation thereof or has any knowledge of any such possible violation.
     (g) Except as disclosed in Section 4.8(g) of the Seller Disclosure Schedule, all requisite certificates of occupancy required with respect to the Improvements on any of the Real Property have been obtained and are in full force and effect.
     (h) Except as set forth in Section 4.8(h) of the Seller Disclosure Schedule, none of the Company, Seller nor PRMA has received written notice of any action, proceeding or litigation pending, overtly contemplated or threatened: (i) to take all or any substantial portion of the Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property; or (iv) otherwise relating to the Real Property or the interests of the Company or PRMA therein, and none of them has any knowledge of the foregoing.
     (i) Except as disclosed in Section 4.8(i) of the Seller Disclosure Schedule, and except for the transactions contemplated by this Agreement, there are no Contracts or other obligations outstanding for the sale, exchange, Encumbrance or transfer of any of the Company’s or PRMA’s interest in the Real Property, or any portion of it.
     Section 4.9 Tangible Personal Property.
     (a) Section 4.9(a) of the Seller Disclosure Schedule sets forth each item of Tangible Personal Property (other than inventory and supplies) owned by the Company having an initial purchase price in excess of One Hundred Thousand Dollars ($100,000) (including subsequent installment payments) purchased pursuant to purchase orders within the last two years. Section 4.9(a) of the Seller Disclosure Schedule sets forth each item of Tangible Personal Property leased by the Company (other than pursuant to individual leases having an annual rental of less than Fifty Thousand Dollars ($50,000) or that are terminable by the Company upon sixty (60) days notice or less without penalty). Section 4.9(a) of the Seller Disclosure Schedule lists each live gaming device (including gaming tables), electronic gaming devices (including all slot machines), and other regulated, gaming related equipment owned, leased or otherwise used by the Company. Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, the Tangible Personal Property owned by the Company is free and clear of all Encumbrances. Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, the Tangible Personal Property owned by the Company is located at the Real Property. The Tangible Personal Property owned or leased by the Company is in working order, subject to ordinary wear and tear.
     (b)  Section 4.9(b) of the Seller Disclosure Schedule sets forth each item of Tangible Personal Property (other than inventory and supplies) owned by PRMA and used in connection with the operation of the Convenience Store having an initial purchase price in excess of Fifty Thousand Dollars ($50,000) (including subsequent installment payments) purchased pursuant to purchase orders within the last two years. Section 4.9(b) of the Seller Disclosure Schedule sets forth each item of Tangible Personal Property leased by PRMA in connection with the operation of the Convenience Store (other than pursuant to individual leases having an annual rental of less than Twenty-Five Thousand Dollars ($25,000) or that are terminable by PRMA upon sixty (60) days notice or less without penalty). Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, the Tangible Personal Property owned by PRMA and used in connection with the operation of the Convenience Store is free and clear of all Encumbrances. Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, the Tangible Personal Property owned by PRMA and used in connection with the operation of the Convenience Store is located at the Convenience Store Leased Real Property.
     Section 4.10 Intellectual Property.
     (a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete list of Owned Intellectual Property and Convenience Store Intellectual Property, including Registered Intellectual Property, including, for each item of such Intellectual Property, the type of Intellectual Property (e.g., Patent, Trademark, Copyright) and, to the extent applicable, the number; registration or application number; issuance, registration or application date; jurisdiction; owner; owner of record; and any applicable security interests or other Encumbrances.

     (b) Section 4.10(b) of the Seller Disclosure Schedule sets forth a complete list of all IP Agreements that are material to the business of the Company other than IP Agreements involving license fees or other payment obligations that do not exceed One Hundred Thousand Dollars ($100,000) annually.
     (c) Section 4.10(c) of the Seller Disclosure Schedule sets forth a complete list of Assigned Intellectual Property including Registered Intellectual Property.
     (d) Except as set forth on Section 4.10(d) of the Seller Disclosure Schedule, there is no pending or, to the knowledge of the MGM Entities, threatened IP Claim involving the Company, PRMA or any Affiliate of either of the foregoing involving Owned Intellectual Property or Used Intellectual Property or Convenience Store Intellectual Property. To the knowledge of the MGM Entities, the Company does not Infringe and has not during the six (6) year period prior to the Closing Infringed upon any Intellectual Property of any third party, and PRMA’s activities relating to the Convenience Store and the operation thereof do not Infringe and have not during the six (6) year period prior to the Closing Infringed upon the Intellectual Property of any third party. To the knowledge of the MGM Entities, no third party is Infringing on or has during the six (6) year period prior to the Closing Infringed on any Owned Intellectual Property, Assigned Intellectual Property or Convenience Store Intellectual Property.
     (e) Except as set forth on Section 4.10(e) of the Seller Disclosure Schedule, none of the Company, PRMA nor any of their respective Affiliates has brought or threatened an IP Claim against any Person involving Owned Intellectual Property, Used Intellectual Property or Convenience Store Intellectual Property. Each of Seller and PRMA, as applicable, shall promptly amend Section 4.10(e) of the Seller Disclosure Schedule after the date of this Agreement to add any IP Claims brought or threatened by it against any Person.
     (f) To the knowledge of Seller, the IP Agreements set forth in Section 4.10(a) of the Seller Disclosure Schedule are valid and enforceable in accordance with their terms, and there exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that currently is, or that with the giving of notice or lapse of time, or both, would become, a material default under any such IP Agreement by the Company or any other party thereto.
     (g) To the knowledge of Seller, the Owned Intellectual Property listed in Section 4.10(a) of the Seller Disclosure Schedule is subsisting, valid and enforceable. The Company, PRMA and their respective Affiliates have taken reasonable steps to maintain the confidentiality of their respective Trade Secrets included in the Owned Intellectual Property, Used Intellectual Property or Convenience Store Intellectual Property. All employees, contractors or consultants involved in the development or enhancement of any Owned Intellectual Property, Assigned Intellectual Property or Convenience Store Intellectual Property have executed valid and enforceable written assignments of all rights in or relating thereto.
     (h) Except as set forth in Section 4.10(h) of the Seller Disclosure Schedule, no Software that is covered in whole or part by any Owned Intellectual Property, and, to the MGM Entities’ Knowledge, no Software covered by any Used Intellectual Property, is a derivative work based upon, or includes or incorporates, or is included or incorporated into, or is part of, any software or product subject to any open source license agreement, including any version of the General Public License and any other agreement that requires licensees to permit their sublicensees to grant additional sublicenses and that requires that sublicensees receive or be provided reasonable access to source code.
     Section 4.11 Contracts.
     (a) Except for those Contracts that are terminable by the Company upon sixty (60) days notice or less without penalty, Section 4.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of any Contract providing for aggregate payments to or by the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually (collectively, the “Material Contracts”). Upon mutual agreement of the Parties or as expressly permitted by Section 6.1, Section 4.11(a) of the Seller Disclosure Schedule may be amended after the date of this Agreement to add as Material Contracts additional Contracts entered into after the date hereof by the Company. Each Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The Company has performed all material obligations required to be performed by it under each Material Contract to which it is a party, and there has been no breach or default or claim of default by it or, to its knowledge, by any other party thereto, under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a default by it or, to the knowledge of the Company, any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Material Contract by any other party thereto or by it, except where such failure to perform, breach, default, claim of default, modification, acceleration or termination would not reasonably be expected to have a Material Adverse Effect.
     (b) Except as set forth in Section 4.11(b) of the Seller Disclosure Schedule, the Company is not a party to or bound by (i) any Material Contract with agents, consultants, advisors, salesmen, sales representatives, distributors, suppliers or dealers; (ii) any Material Contract providing for the payment of any bonus or commission based on sales or earnings; (iii) any Contract for the purchase or sale of any security, except as contemplated by this Agreement; (iv) any Material Contract for Indebtedness; (v) any Material Contract relating to the granting of express product or service warranties by the Company; (vi) any Contract containing a covenant not to compete by the Company or its Affiliates; (vii) any Contract granting an Encumbrance on the Membership Interest or any of the assets or properties of the Company; (viii) any Material Contract permitting or requiring the Company to provide insurance or indemnification or advance expenses to any Person; (ix) any Contract for the sale of all or substantially all of the assets, properties or rights of the Company outside of the Ordinary Course of Business, except as contemplated by this Agreement; (x) any Material Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property; (xi) any employment Contract that involves an aggregate future or potential liability in excess of One Hundred Thousand Dollars ($100,000); (xii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract; and (xiii) any Contract not entered into in the Ordinary Course of Business that results in any Person holding a power of attorney that relates to the Company or its business or assets (other than Contracts relating to financing transactions or equipment leasing transactions).
     (c) Other than the transactions contemplated by this Agreement or as set forth in Section 4.11(c) of the Seller Disclosure Schedule, there are no Contracts between or among PRMA or the Company on the one hand, and Parent and its Affiliates (other than the Company), on the other hand (the “Affiliate Contracts”).
     (d) Except for those Contracts that are terminable by PRMA upon sixty (60) days notice or less without penalty, Section 4.11(d) of the Seller Disclosure Schedule sets forth a complete and accurate list of any Contract relating to the Convenience Store providing for aggregate payments to or by PRMA in excess of One Hundred Thousand Dollars ($100,000) annually (collectively, the “Material Convenience Store Contracts”). Upon mutual agreement of the Parties or as expressly permitted by Section 6.1, Section 4.11(d) of the Seller Disclosure Schedule may be amended after the date of this Agreement to add as Material Convenience Store Contracts additional Contracts relating to the Convenience Store Contracts entered into by PRMA. Each Material Convenience Store Contract is a valid and binding obligation of PRMA and, to the knowledge of PRMA, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by PRMA in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). PRMA has performed all material obligations required to be performed by it under each Material Convenience Store Contract to which it is a party, and there has been no breach or default or claim of default by it or, to its knowledge by any other party thereto, under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a default by it, or, to the knowledge of PRMA any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Material Convenience Store Contract by any other party thereto or by it, except where such failure to perform, breach, default, claim of default, modification, acceleration or termination would not reasonably be expected to have a Material Adverse Effect.
     Section 4.12 Litigation.
     Except as set forth in Section 4.12 of the Seller Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against the Company, with respect to any property or asset of the Company, pending or, to the knowledge of the MGM Entities, threatened against the Company with respect to any of its properties or assets, before any Governmental Entity or arbitration body, the adverse determination of which, individually, would reasonably be expected to result in liability to Seller in excess of One Hundred Thousand Dollars ($100,000) and not reasonably be expected to be covered by insurance (subject to deductibles) or with respect to which punitive damages have been claimed, and (b) there is no order issued by any governmental agency with regulatory authority over the Company, or against PRMA with respect to the Convenience Store business, or any of the Company’s properties or assets or the Convenience Store Assets, individually in excess of Fifty Thousand Dollars ($50,000), which would not reasonably be expected to be covered by insurance (subject to deductibles) or with respect to which punitive damages have been claimed. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, by the Company or PRMA (with respect to the Convenience Store), pending, or as to which the Company or PRMA, as applicable, has sent any notice of assertion. Seller may amend Schedule 4.12 of the Seller Disclosure Schedule after the date of this Agreement to add additional actions, suits, proceedings, claims arbitrations or investigations that may arise after the date hereof.
     Section 4.13 Environmental Matters.
     Except as set forth in Section 4.13 of the Seller Disclosure Schedule:
     (a) Each of the Company and PRMA are, to the respective knowledge of the Company and PRMA, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company of all permits and other Governmental Approvals required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor PRMA has received any written notice or, to the knowledge of the MGM Entities, any oral or other notice from any Person alleging that the Company or the Convenience Store is not in such compliance, and the MGM Entities are not aware of any such non-compliance, and there are no present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance. All Governmental Approvals currently held by the Company or PRMA pursuant to applicable Environmental Laws are set forth in Section 4.13 of the Seller Disclosure Schedule.
     (b) There is no Environmental Claim pending or, to the knowledge of the MGM Entities, threatened against the Company, the adverse determination of which would reasonably be expected to have a Material Adverse Effect.
     (c) There are no present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Hazardous Materials on, any of the Real Property, that are reasonably expected to form the basis of any Environmental Claim against the Company or PRMA (with respect to the Convenience Store or the Real Property subject to the Convenience Store Lease), the adverse determination of which would reasonably be expected to have a Material Adverse Effect.
     (d) During the period of the MGM Entities’ ownership of the Company and the Convenience Store, neither the Company nor PRMA has, nor to the knowledge of the Company nor PRMA has any other Person, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other hazardous wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath any property currently or formerly owned, operated or leased by the Company, except (i) for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), or (ii) as would not reasonably be expected to have a Material Adverse Effect.

     (e) The Company and PRMA have delivered or made available to Purchaser complete, accurate and current copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of the MGM Entities and in their possession pertaining to Hazardous Materials, if any, in, on, beneath or adjacent to any of the Real Property or regarding compliance by the Company and PRMA (with respect to the Convenience Store and the Real Property subject to the Convenience Store Lease) with applicable Environmental Laws.
     (f) Neither of the Company and PRMA has agreed to assume, undertake or provide indemnification for any liability or any other Person under any Environmental Law, including any obligation for corrective or remedial action.
     Section 4.14 Employee Benefit Plans.
     (a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a complete, accurate and current list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), each employment, termination, change in control or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, Parent or by any trade or business other than the Company, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of section 414 of the Code and/or section 4001(b) of ERISA (an “ERISA Affiliate”), or to which the Company, Parent or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or with respect to which the Company has any Liability (collectively, the “Plans”). None of the Company, Parent or any ERISA Affiliate has any legally binding or publicly announced commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company.
     (b) With respect to each Plan, Seller has delivered or made available to Purchaser complete, accurate and current copies of each of the following documents:
     (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a written description of the material terms thereof);
     (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report (if any) prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;
     (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;
     (iv) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof (if any); and

     (v) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under section 401 of the Code.
     (c) None of the Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and the Company has no Liability under Title IV or Section 302 of ERISA with respect to any plan that is or has within the past six years been sponsored, maintained or contributed to (or required to be contributed to) by Parent or any ERISA Affiliate. Each Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the applicable provisions of Law, including ERISA and the Code. The Company has no Liability, directly or indirectly, for (i) excise taxes (including interest and penalties) on account of any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA), or (ii) any breach of fiduciary duty under ERISA.
     (d) As of the date of this Agreement, all contributions required to be made with respect to any Plan have been timely made, or are reflected on the audited, consolidated balance sheet (or the notes thereto) of Parent contained in its Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 13, 2006 to the extent such contributions were required to have been so reflected by the Exchange Act. There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the Parent’s most recent fiscal year ended prior to the date of this Agreement.
     (e) Except as set forth in Section 4.14(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company to severance pay, unemployment compensation or any other payment or distribution, (ii) accelerate the time of payment or vesting of any benefits granted under any Plan, or increase, the amount of compensation due any such director, officer or employee, (iii) result in the forgiveness of any Indebtedness with respect to any such director, officer or employee, or (iv) result in the obligation to fund benefits with respect to any such director, officer or employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) by the Company or any of its respective Affiliates with respect to any employee or former employee of the Company who is a “disqualified individual” (within the meaning of Section 280G of the Code) will be characterized as a “parachute payment” (within the meaning of Section 280G of the Code).
     (f) There has been no material failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither Parent nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and neither Parent nor any ERISA Affiliate of Parent has incurred a Tax under Section 5000(a) of the Code that is or could become a Liability of Purchaser or the Company. No Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or other applicable Law.

     (g) No action or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, or, to the knowledge of Seller, threatened against or with respect to any Plan, the Company or any ERISA Affiliate with respect to any Plan, or any fiduciary (as defined in Section 3(21) of ERISA) of any Plan, which could reasonably be expected to result in any material Liability to the Company. There are no audits, inquiries, investigations, or proceedings pending or, to the knowledge of Seller, threatened by any Governmental Entity with respect to any Plan, which could reasonably be expected to result in any material Liability to the Company.
     (h) Each Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) that is subject to the requirements of Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.
     Section 4.15 Compliance with Applicable Laws.
     Except as disclosed in Section 4.15 of the Seller Disclosure Schedule:
     (a) (i) Each of the Company and PRMA (with respect to the Convenience Store) is complying with, and during the period of the MGM Entities’ ownership of the Company and PRMA, to the knowledge of Seller, each of the Company and PRMA (with respect to the Convenience Store) has complied with, all applicable Laws in all material respects, and (ii) during the period of the MGM Entities’ ownership of the Company and PRMA, neither the Company nor PRMA (with respect to the Convenience Store) has received written notice of any asserted present or past failure to comply with all applicable Laws in all material respects, nor does either have any knowledge of such non-compliance.
     (b) The Company and PRMA (with respect to the Convenience Store) each have all material Governmental Approvals necessary for each to carry on its non-gaming business as now conducted and during the period of the MGM Entities’ ownership of the Company and the Convenience Store, respectively, there have occurred no defaults, revocations or suspensions under any material Governmental Approvals, except for such defaults, revocations or suspensions which have been resolved.
     (c) The Company holds all Gaming Licenses necessary to operate its gaming business, and such Gaming Licenses are in full force and effect and have not been revoked or suspended, and during the period of the MGM Entities’ ownership of the Company there have been no material violations under such Gaming Licenses that have not been resolved. During the MGM Entities’ ownership of the Company, the Company has maintained at all times cash reserves required by Gaming Laws.
     (d) During the period of the MGM Entities’ ownership of the Company, the Company has not: (i) applied for a casino, racing or other Gaming License in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Entity, that the Company would be denied such a license or renewal if it were applied for.

     (e) The Company’s and PRMA’s respective directors, officers, employees and stockholders hold all Governmental Approvals (including all Gaming Licenses and other authorizations under Gaming Laws and Liquor Licenses) necessary to carry on their respective businesses (with respect to PRMA, as it relates to the Convenience Store business) as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approval, except for such defaults, revocations or suspensions which have been resolved or which would not be materially adverse to the operation of the Company and the Convenience store taken as a single enterprise.
     Section 4.16 Labor Matters.
     Except as set forth in Section 4.16 of the Seller Disclosure Schedule:
     (a) The Company is, and during the MGM Entities’ ownership of the Company has been, in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not and has not engaged in any unfair labor practices as defined in the NLRA or other applicable Law.
     (b) There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the knowledge of the Company or Seller, threatened against or affecting the Company, and no labor strike, dispute, slowdown, stoppage or lockout against or affecting the Company has occurred during the MGM Entities’ Ownership of the Company.
     (c) Neither the Company nor PRMA is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees or former of the Company or the Convenience Store, as applicable.
     (d) None of the employees of the Company or the Convenience Store is represented by any labor organization in their capacities as employees of the Company or the Convenience Store, nor does any question concerning representation exist concerning such employees, and, to the knowledge of the MGM Entities, there are no current union organizing activities among the employees of the Company or the Convenience Store, as applicable, nor does any question concerning representation exist concerning such employees.
     (e) The Company, Seller and PRMA have delivered or made available to Purchaser a complete and accurate copy of all written personnel policies, rules or procedures, and summaries of all oral personnel policies, rules or procedures, applicable to employees of the Company and the Convenience Store.
     (f) There is no unfair labor practice charge or complaint against any of the Company, Seller or PRMA (with respect to the Convenience Store) pending or, to the knowledge of the MGM Entities, threatened before the NLRB or any other Governmental Entity, and none of them has any knowledge of any such charge or complaint.
     (g) None of the Company, Seller nor PRMA (with respect to the Convenience Store) has received written notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against the Company or PRMA, as applicable, and none of them has any knowledge of any such grievance.
     (h) There is no charge or complaint with respect to or relating to the Company or PRMA pending or, to the knowledge of the MGM Entities, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices and none of them has any knowledge of any such charge or complaint.
     (i) None of the Company, Seller nor PRMA (with respect to the Convenience Store) has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, or occupational safety and health Laws to conduct an investigation with respect to or relating to the Company or PRMA, as applicable, nor does any of them have knowledge of any such intent, and no such investigation is in progress.
     (j) There is no complaint, lawsuit or other proceeding pending or, to the knowledge of the MGM Entities, threatened in any forum by or on behalf of any present or former employee of the Company or the Convenience Store, as applicable, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, or wrongful or tortious conduct in connection with the employment relationship, and none of them has any knowledge of any of the foregoing.
     (k) Each person who has been classified by the Company or PRMA as an independent contractor or in any non-employee classification has been properly classified as such, and no such individual is eligible to participate in, nor does any such person participate in, any Plan and no retroactive participation in any Plan would result due to reclassification of any such individual as a common law employee of the Company or PRMA, in each case except where such classification or participation would not reasonably be expected to be materially adverse to the operation of the Company and the Convenience Store taken as a single enterprise.
     (l) The Company and PRMA have withheld and reported all material amounts required by applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees or former employees.
     Section 4.17 Compliance with the WARN Act.
     Except as set forth in Section 4.17 of the Seller Disclosure Schedule, the Company has not (a) effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (b) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or (c) been affected by any transaction which would, or engaged in layoffs or employment terminations sufficient in number to, trigger application of any similar Law. None of the employees of the Company has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the date of this Agreement.

     Section 4.18 Indebtedness.
     Section 4.18 of the Seller Disclosure Schedule sets forth a complete and accurate list of all outstanding Indebtedness of the Company and PRMA as of the date of this Agreement which would survive the Closing. Neither the Company nor PRMA is in default and no waiver of default is currently in effect with respect to any such Indebtedness, and no event or condition exists with respect to any Indebtedness of the Company or PRMA that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     Section 4.19 Insurance.
     Section 4.19 of the Seller Disclosure Schedule sets forth a complete and accurate description of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (collectively, the “Policies”) presently in effect with respect to the properties, assets and operations of the Company and the Convenience Store. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, all Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies; and no insurance or proceeds relating to such Policies have been assigned by the Company to any Person. For each Policy, Section 4.19 of the Seller Disclosure Schedule sets forth: (a) the date thereof; (b) the name of the insurer; (c) the names of the entities covered thereby; and (d) the expiration date. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, the Policies: (w) are sufficient for compliance in all material respects with all Contracts to which the Company or PRMA is a party or bound, (x) are valid, outstanding and enforceable, and (y) provide sufficient insurance coverage for the properties, assets and operations of the Company and the Convenience Store. The MGM Entities have delivered or made available to Purchaser a list of all claims made under the Policies set forth in Section 4.19 of the Seller Disclosure Schedule and of all payments made to the Company thereunder since January 1, 2006, and the information contained in such list is complete, accurate and current. Any insurance refunds due to Parent or its Affiliates are to be retained by Seller or Parent.
     Section 4.20 Internal Controls and Procedures.
     The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that: (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (c) access to its assets is permitted only in accordance with management’s authorization; (d) the reporting of its assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; except as set forth on Section 4.20 of the Seller Disclosure Schedule.

     Section 4.21 Brokers.
     Except as disclosed in Section 4.21 of the Seller Disclosure Schedule, no broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the MGM Entities or their respective Affiliates.
     Section 4.22 Solvency; Sufficient Capital.
     After giving effect to the Intercompany Account Settlement, (a) the fair saleable value of all of the assets and properties (including goodwill) of the Company will be greater than the total of its Liabilities and (b) the projected cash flow from operating activities of the Company is sufficient to pay the probable Liability on its existing debts as such debts become due and payable and will not result in unreasonably small capital of the Company. The Company currently pays its Liabilities as they become due and payable in the normal course of business.
     Section 4.23 Sufficiency of Assets and Contracts.
     Except with respect to the Retained Property and the matters set forth in Section 4.23 of the Seller Disclosure Schedule, after giving effect to the Closing, (i) the Company will own or license, lease from or contract with a Person that is not an Affiliate of Parent all Intellectual Property, Real Property, Tangible Personal Property, IP Agreements, Material Contracts and Leases that are reasonably necessary for the conduct of the businesses of the Company in substantially the same manner as presently conducted, and (ii) Purchaser will own or license, lease from or contract with a Person that is not an Affiliate of Parent all Intellectual Property, Real Property, Tangible Personal Property, IP Agreements, Material Contracts and Leases that are reasonably necessary for the operation of the Convenience Store in substantially the same manner as presently operated.
     Section 4.24 Water Rights
     Notwithstanding anything to the contrary contained in this Agreement, this Section 4.24 is the sole and exclusive Section within this ARTICLE IV relating to representations or warranties involving water, including without limitation, water permits, water quality, right, title and interest in and to water, water usage, access to water, and obligations to provide water to others (collectively, “Water Rights”). Except as disclosed in Section 4.24 to the Seller Disclosure Schedule:
     (a) Section 4.24 of the Seller Disclosure Schedule sets forth a complete, accurate and current list of any Contract setting forth any rights, privileges, responsibilities or obligations the Company has with respect to the use, access, delivery or treatment of water at the Company Gaming Properties (the “Water Rights Contracts”).
     (b) Except as set forth in Section 4.24(b) of the Seller Disclosure Schedule, the enforceability after the Closing by the Company of the Water Rights or the Water Rights Contracts shall not be adversely affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and no notice to, or consent, approval or waiver is required from any other Person.

     (c) The Water Rights constitute all of the rights owned or used by the Company in and to water, water usage, access to water and obligations to provide water to other Persons.
     Section 4.25 Knowledge.
     Whenever in the course of the representations and warranties of Seller and PRMA set forth in this ARTICLE IV, reference is made in connection with any matter to the knowledge of such Party, or the best of such Party’s knowledge, Purchaser understands and intends that such reference shall be deemed to include only those matters within the knowledge of Paul Roshetko or Michael Puggi as would be imputed to such Persons after a reasonable internal inquiry, excepting inquiries to any third party or other Person not employed by the Company or the Convenience store as the case may be.
     Section 4.26 Understanding With Respect to Representations and Warranties.
     Purchaser is an informed and sophisticated purchaser experienced in the evaluation and purchase of interests similar to the Membership Interest and the Convenience Store. Purchaser and/or one or more of its Affiliates have undertaken extensive investigation and have been provided with and have evaluated all of the documents and information as they have deemed necessary or advisable to enable them to make informed and intelligent decisions with respect to the execution, delivery and performance of this Agreement. Purchaser acknowledges that the only representations and warranties of the MGM Entities are those set forth in this Agreement. Purchaser, on behalf of itself and each of its Affiliates acknowledges that the MGM Entities make no representation or warranty with respect to any projections, budgets, or estimates delivered or made available to Purchaser, or its Affiliates of future revenues, future results of operations (or any component thereof) of the business or future business of the Company or the Convenience Store.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the MGM Entities that the statements contained in this ARTICLE V are true and correct, except as set forth herein and in the disclosure schedule delivered by Purchaser to Seller and PRMA before the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”).
     Section 5.1 Organization of Purchaser; No Business Operations.
     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
     (b) Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Purchaser has not conducted any business, has not owned, leased or operated any real property, has not entered into any Contract and has not incurred any Liabilities.

     Section 5.2 Capitalization.
     The authorized capital stock of Purchaser consists solely of Two Thousand Five Hundred (2,500) shares of common stock, no par value per share (the “Purchaser Common Stock”), of which Three Hundred (300) shares of Purchaser Common Stock are issued and outstanding, and are free and clear of all Encumbrances, excepting only (a) Encumbrances imposed under any financing documents entered into in connection herewith, and (b) restrictions on the subsequent transfer as may be imposed under applicable Laws.
     Section 5.3 Authority; No Conflict; Required Filings and Consents.
     (a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions that are contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. No corporate act or proceeding on the part of Purchaser or its stockholders is necessary to authorize, execute and deliver this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding obligation of Seller and PRMA, constitutes the valid and binding obligation of Purchaser , enforceable against it, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     (b) Except as set forth in Section 5.3(b) of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Purchaser (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any Contract, permit or obligation to which Purchaser is a party or by which it or any of its assets or properties is bound, or (iii) conflict with or violate any Law or Governmental Order applicable to Purchaser or any of its respective assets or properties, except in the case of clauses (ii) and (iii) where it would not reasonably be expected to result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
     (c) Except for: (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with Gaming Laws, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable federal or state securities Laws,

(v) any Governmental Approvals as may be required under any Laws pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, and (vi) the satisfaction or waiver of the closing conditions in Section 7.1 and Section 7.2 and the closing deliveries in Section 3.2, no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance of this Agreement by Purchaser and consummation by Purchaser of the transactions contemplated by this Agreement.
     Section 5.4 Brokers.
     Except as set forth in Section 5.4 of the Purchaser Disclosure Schedule, no broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.
     Section 5.5 Licensing.
     Neither Purchaser nor any of its officers, directors, principals or Affiliates who may reasonably be considered in the process of determining the suitability of Purchaser (any such Persons, the “Licensing Affiliates”) has ever been denied, or had revoked, a gaming license by a Gaming Authority or Governmental Entity. Purchaser and each of its Licensing Affiliates that are licensed (collectively, the “Licensed Parties”) are in good standing in each jurisdiction where Purchaser or its Licensing Affiliates own or operate a gaming facility. To the knowledge of Purchaser, there are no facts, which if known to the regulators under the Gaming Laws, that would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license issued to Purchaser, or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement. Purchaser has no reason to expect that all Gaming Licenses necessary for it to own and operate the Company and the Convenience Store immediately after Closing will not be timely obtained.
     Section 5.6 Compliance with Gaming Laws.
     Purchaser and its Licensing Affiliates hold all Gaming Licenses necessary to operate their respective gaming businesses, and such Gaming Licenses are in full force and effect and have not been revoked or suspended, and there has been no violation under such gaming licenses, except for such as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the acquisition of the Membership Interest and the Convenience Store. Purchaser and its Licensing Affiliates have not: (i) applied for a casino, racing or other gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Authority, that the Company would be denied such a license or renewal if it were applied for. Purchaser’s and its Licensing Affiliates’ respective directors, officers, employees and stockholders hold all governmental approvals (including all gaming licenses and other authorizations under Gaming Laws) necessary to carry on their respective businesses as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such governmental approval.
     Section 5.7 Litigation.
     There is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against Purchaser or any of its properties or assets, pending, or as to which Purchaser has received notice of assertion, or to the knowledge of Purchaser threatened against, Purchaser or any of its properties or assets, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the acquisition of the Membership Interest and there is no Governmental Order or arbitration award outstanding against Purchaser or any properties or assets which would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the acquisition of the Membership Interest or the Convenience Store. To the knowledge of Purchaser, Purchaser is not a party or subject to (including any property or asset of Purchaser) or in default of a Governmental Order or arbitration award.
     Section 5.8 Availability of Funds.
     At the Closing, Purchaser shall have sufficient cash available to enable it to consummate the transactions contemplated by this Agreement, to operate the business for the reasonably foreseeable future, to satisfy the assumed Liabilities and to meet the financial obligations under the Contracts that Purchaser is assuming as such obligations are presently known or reasonably anticipated. Attached hereto as Exhibit A are true and correct copies of debt commitment letters (the “Debt Commitment Letters”) from the financial institutions identified therein with respect to the financing of the transactions contemplated by this Agreement. The Debt Commitment Letters are in full force and effect and have not been modified or amended in any respect. Purchaser does not have any reason to believe that such financing shall not be available or that the commitments contained therein shall not be funded, or that the conditions to the closing of the financings contemplated by the Debt Commitment Letters cannot be satisfied by Purchaser as of the Closing Date.
     Section 5.9 No Breach
     The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (a) breach, contravene or conflict with Purchaser’s articles of incorporation or by-laws, or (b) violate any order, injunction, judgment, decree or award, or federal, state, local or foreign law, ordinance, statute, rule or regulation to which Purchaser or any Affiliate of Purchaser is subject or by which Purchaser, its Affiliates or properties may be bound except where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Purchaser that adversely affects Purchaser’s ability to consummate the transactions contemplated by this Agreement.

     Section 5.10 Investment Intent.
     Purchaser understands that the Membership Interest may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Membership Interest or a valid exemption from registration under the Securities Act, the Membership Interest must be held indefinitely. Purchaser is acquiring the Membership Interest for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company.
     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, each of PRMA, with respect to the Convenience Store, and the Company (to the extent applicable) agree, except to the extent Purchaser shall consent in writing or as expressly contemplated by this Agreement, to (i) carry on its business and operations diligently, only in the Ordinary Course of Business, (ii) pay its debts when due (or within any applicable grace periods) and to pay its Taxes when due subject to the right of the Company to timely contest the payment of any such debt and/or Tax in good faith, (iii) pay or perform its other obligations when due (or within any applicable grace periods), (iv) maintain the Leased Real Property leased by it and the Owned Real Property and Tangible Personal Property owned by it substantially in its present repair, order and condition (subject to normal wear and tear) consistent with the current needs of its business, replace in accordance with prior practice its inoperable, worn out or obsolete assets with assets of quality consistent with past practice, and (v) use Commercially Reasonable Efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, and others having business dealings with it.
     (b) Without limiting the generality of the foregoing and except (x) as expressly contemplated by this Agreement, (y) as set forth in Section 6.1 of the Seller Disclosure Schedule or (z) to the extent Purchaser shall consent in writing (which consent shall not unreasonably be withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company (and any of Parent or its Affiliates acting for or on behalf of the Company) and PRMA, with respect to the Convenience Store, shall not:
     (i) amend (whether by merger, consolidation or otherwise) or restate its organizational documents or convert into a different form of entity;

     (ii) issue, pledge, sell or encumber, or authorize the issuance, pledge, sale or encumbrance of (A) additional equity securities, or securities convertible into equity securities, or any rights, warrants or options to acquire any convertible securities or equity securities, or any other securities in respect of, in lieu of, or in substitution for, equity securities, or (B) any properties or assets of the Company or PRMA (with respect to the Convenience Store), other than sales or transfers of inventory or accounts receivable in the Ordinary Course of Business consistent with past practice, except for any pledges which will be released as of the Closing;
     (iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any equity securities or make any other change with respect to its capital structure;
     (iv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise alter its corporate structure;
     (v) incur, assume or guaranty any Indebtedness which would survive the Closing except in the Ordinary Course of Business;
     (vi) change in any material respect any of its current policies or practices relating to the extension of credit to customers or the collection from customers of receivables from gaming operations;
     (vii) take, or agree to commit to take, any action that would make any representation or warranty of it contained herein inaccurate in any material respect at, or as of any time prior to, the Closing so as to cause the conditions to Purchaser consummating the transactions contemplated herein not to be satisfied;
     (viii) close, shut down, or otherwise eliminate any of its hotels, casinos and related properties, except for such closures, shutdowns or eliminations that are (A) required by Governmental Order or otherwise required by Law or (B) due to acts of God, or acts of terrorism, or force majeure events;
     (ix) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee;
     (x) knowingly cause a default under any Leases for Leased Real Property; or
     (xi) enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

     Section 6.2 Cooperation; Notice; Cure.
     Each of the Parties shall promptly notify the other(s) in writing of, and shall use its Commercially Reasonable Efforts to cure before the Closing Date, as soon as practicable after it becomes known to such Party, any event, transaction or circumstance, that causes or will cause any covenant, obligation or agreement of such Party under this Agreement to be violated or remain unfulfilled in any material respect or that renders or shall render untrue in any material respect any representation or warranty contained in this Agreement. Nothing contained in this Section 6.2 above shall prevent any of the Parties from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No written notice given pursuant to this Section 6.2 shall have any effect on the representations, warranties, covenants, obligations or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.
     Section 6.3 Access to Information.
     (a) The Company shall permit Purchaser and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) to meet with its respective personnel who are responsible for its financial statements, its internal controls, and its disclosure controls and procedures to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser to satisfy its obligations (if any) under the SOXA post-Closing Date. From the date hereof until the Closing Date, the Company, Seller and PRMA (with respect to the Convenience Store) shall afford Purchaser and its Representatives reasonable access (including for inspection and copying) at all reasonable times to the Company, the Convenience Store, each of the Company’s, Seller’s and PRMA’s Representatives, books and records relating to the business, assets and properties of the Company and the Convenience Store, as applicable, and shall furnish Purchaser with such financial, operating and other data and information in connection with the business of the Company and the Convenience Store, as applicable, as Purchaser may reasonably request.
     (b) On the Closing Date, the Company, Seller and PRMA will deliver or cause to be delivered to Purchaser all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Company or Seller relating to the business of the Company, or in the possession of the Company or PRMA relating solely to the business of the Convenience Store; provided, that, Seller and PRMA may retain, at Seller’s sole cost and expense, copies of the aforementioned items (including without limitation copies of the Customer List); and provided further that Seller, PRMA and their Affiliates shall keep strictly confidential and shall not disclose any such information or use any such information for any purpose other than in connection with any Tax, audit or similar inquiry relating to periods prior to the Closing, the preparation of financial statements relating to the Company or the Convenience Store prior to the Closing, or the pursuit of any suit, claim, action, proceeding or investigation reasonably related to claims arising or accruing prior to the Closing. Notwithstanding the foregoing, Seller’s obligations relating to the Customer List are governed by the terms of Section 6.9(c).
     (c) The MGM Entities shall deliver to Purchaser promptly after they become available and in any case within twenty-five (25) days after the end of each calendar month, combined unaudited balance sheets and statements of income of the Company and PRMA (on a combined basis) as of and for the one (1) month period then ended, and as promptly as they become available after the end of each calendar quarter, combined unaudited balance sheets and statements of income of the Company and the Convenience Store (on a combined basis) as of and for the year to date then ended. Such financial statements will include Retained Property.
     Section 6.4 Confidentiality of Information.
     Except as necessary or appropriate to comply with its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, each of the Parties shall comply with, and shall cause their respective directors, officers, employees, agents and representatives to comply with, the provisions of the Confidentiality Agreement.
     Section 6.5 Intercompany Account Settlement.
     All intercompany accounts or amounts payable (or accrued) by Parent or any of its Affiliates (excluding the Company and PRMA, with respect to the Convenience Store), on the one hand, to the Company or PRMA (with respect to the Convenience Store), on the other hand, shall, immediately prior to the Closing, be netted against any intercompany accounts or amounts payable (or accrued), including any instrument evidencing Indebtedness to the Parent or its Affiliates, by the Company or PRMA (with respect to the Convenience Store), on the one hand, to Parent or any of its Affiliates (other than the Company or PRMA (with respect to the Convenience Store), on the other hand, and the balance, if any, shall be contributed by Parent to the capital of the Company or distributed by the Company to Parent (collectively, the “Intercompany Account Settlement”). After giving effect to the consummation of the Intercompany Account Settlement, neither the Company nor PRMA (with respect to the Convenience Store), on the one hand, or the MGM Entities, on the other hand, shall owe or be liable to the other for the satisfaction of any intercompany accounts or amounts payable (or accrued) to the other. Purchaser and Seller agree to cooperate following the Closing to give full effect to the foregoing, including executing such documents and taking such actions as either party may reasonably request.
     Section 6.6 Governmental Approvals.
     (a) The Parties shall cooperate with each other and use their Commercially Reasonable Efforts to (and, with respect to the Gaming Laws, shall use their Commercially Reasonable Efforts to cause their respective directors and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Governmental Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective directors and officers to comply) with the terms and conditions of all such Governmental Approvals. The Parties and their respective Affiliates and, with respect to the Gaming Laws, their respective directors and officers shall (x) file within fifteen (15) days after the date of this Agreement all required initial applications and documents in connection with the HSR Act and obtaining the Governmental Approvals under Nevada Gaming Laws, (y) as soon as reasonably practicable after the date hereof file all required initial applications and documents in connection with all Governmental Approvals other than those required under subpart (x), and (z) shall act diligently and promptly thereafter in responding to additional requests and comments in connection therewith and to pursue all such Governmental Approvals as promptly as possible. The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the Nevada Gaming Authorities. Each of Seller and Purchaser shall have the right to consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to the other Person and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Seller and Purchaser (the “Notifying Party”) shall notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and shall supply the other with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that none of the MGM Entities, on the one hand, and Purchaser, on the other hand, shall be required to supply the other with copies of communications relating to the personal applications of individual applicants except for evidence of filing.
     (b) Each of Seller and Purchaser shall promptly notify the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Person to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such consent or approval will be materially delayed.
     (c) Each of Seller and Purchaser shall use their/its respective Commercially Reasonable Efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) prevent the entry by any Governmental Entity of any Governmental Order challenging this Agreement or the consummation of the transactions contemplated by this Agreement, appealing as promptly as possible any such Governmental Order and having any such Governmental Order vacated or reversed.
     (d) Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that the receipt of Governmental Approvals and/or the issuance of licenses for the sale of alcoholic beverages and/or lottery tickets from the Convenience Store is not a condition precedent to the Closing, and that Purchaser will take all necessary steps to cease such sales activities at the Convenience Store at the Closing if such licenses have not been issued to Purchaser at that time.
     Section 6.7 Performance.
     Each of the Parties shall perform all acts to be performed by it pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate or cause to remain unfilled its covenants, obligations or agreements or breach its representations and warranties hereunder or render them inaccurate in any material respect as of the date of this Agreement or the Closing Date or that in any way would prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement. Each of the Parties shall use its Commercially Reasonable Efforts to satisfy or cause to be satisfied all of the conditions set forth in Section 7.1, and all the conditions to the obligations of the other Parties/Party set forth in Section 7.2 and Section 7.3, respectively.
     Section 6.8 Publicity.
     Seller and Purchaser shall agree on the form and content of any initial press releases regarding the transactions contemplated by this Agreement and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all Commercially Reasonable Efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement prior to such consultation and prior to considering in good faith any such comments, except (a) as may be required by applicable Law or (b) in connection with: (i) Parent complying with its obligations under the rules of the New York Stock Exchange, (ii) Purchaser pursuing any financing in connection herewith, or (iii) the Parties complying with their respective obligations under this Agreement.
     Section 6.9 Intellectual Property — General.
     (a) Seller shall not, directly or indirectly, perform or fail to perform any act whereby any Owned Intellectual Property or Assigned Intellectual Property may lapse, become abandoned, or become unenforceable, or as a result of which any opportunity to achieve incontestability or other favorable status or result with respect to any such Intellectual Property is lost. Before the Closing, neither Seller nor Parent, nor PRMA, nor Company, nor any Affiliate of any of the foregoing shall enter into any IP Agreement, other than purchases of licenses for commercial, off-the-shelf Software involving total license fees and other payments that do not exceed Twenty-Five Thousand Dollars ($25,000).
     (b) Upon Closing, Parent and its Affiliates agree not to claim any right, title or interest in, or interfere with the Company’s ownership or use of, any Owned Intellectual Property.
     (c) Purchaser acknowledges and agrees that (i), subject to Section 6.10(c), after the Closing, Seller, Parent and its Affiliates other than the Company, expressly retain all of their right, title and interest in and to all Intellectual Property that is not specifically identified as Owned Intellectual Property or Assigned Intellectual Property on Schedule 4.10(a) or Schedule 4.10(b), respectively, of the Seller Disclosure Schedules, and (ii) all existing Golf Course Intellectual Property, including without limitation the name “Primm Valley Golf Club,” is not a part of the transactions contemplated hereby, and after the Closing, the MGM Entities shall be under no obligation to change or cease or desist from using any such existing Golf Course Intellectual Property, or make any changes to any names that include “Primm” in such names, as is provided in the “Concurrent Use Agreement” to be in form and content mutually agreeable to Purchaser and Seller. Purchaser further acknowledges and agrees that after the Closing, Seller, Parent and its Affiliates other than the Company, retain all of their right, title and interest in and to any information that any of them have acquired or may acquire through independent means relating to any player on the Customer List, including without limitation through any such player’s participation in MGM MIRAGE’s Player’s Club or The One Club.

     (d) Ownership of rights in the Software specified on Schedule 6.9(d) that is owned by Parent or Seller or any of their Subsidiaries (other than the Company) that is Used Intellectual Property shall be retained by Parent or Seller or such Subsidiary, as the case may be, and Seller or such Subsidiary hereby grants, or shall cause to be granted as the case may be, an irrevocable, perpetual, fully transferable (by assignment, sublicense or otherwise), royalty-free, fully-paid-up, worldwide license on a non-exclusive basis to create derivative works based on and improvements with respect to such Software and to use, copy, distribute, publicly perform and display such Software and any such derivative work or improvement. Seller shall deliver or cause to be delivered such Software in the form that it exists as of the Closing Date, including both object code and fully-commented source code versions thereof and all technical and other documentation relating thereto, with no obligation to provide upgrades, updates, or other alternations.
     Section 6.10 Intellectual Property — Post-Closing.
     (a) From and after the Closing, Seller shall cause Parent and its Affiliates not to register or authorize others to Use or register Owned Intellectual Property, Assigned Intellectual Property, and any other Intellectual Property substantially or confusingly similar thereto and not challenge Purchaser’s or any of its Affiliates’ right to Use or register such Owned Intellectual Property or Assigned Intellectual Property, except as otherwise provided in the Concurrent Use Agreement. Within thirty (30) days after the Closing, Seller shall cause Parent and its Affiliates to cease Use in commerce of Owned Intellectual Property and Assigned Intellectual Property (other than any Used Intellectual Property separately licensed from a third party to Parent or such Affiliate). Notwithstanding the foregoing, (i) the Parties agree that for a period of up to one hundred eighty (180) days from the Closing Date, Parent and its Affiliates shall be entitled to continue to use the Company’s Trademarks to the extent that any such Company Trademarks exist as of the Closing Date on any promotional or advertising materials used in the business of Parent or its Affiliates or required to be used for any government or administrative filings; provided, however, that Seller shall cause Parent and its Affiliates to use their respective Commercially Reasonable Efforts to cease the Use of the Company’s Trademarks on the soonest possible date and (ii) this Section 6.10 shall neither diminish nor broaden Parent’s and its Affiliates’ fair use rights, including those provided for under 17 U.S.C. § 107.
     (b) Following the Closing, neither Parent nor Seller shall be responsible for the future performance of any third party under any assigned license agreements for third party Software.
     (c) Within thirty (30) days after the Closing, the Company shall cease Use of any Used Intellectual Property other than Assigned Intellectual Property and Parent’s and its Affiliates’ Trademarks (other than any Trademarks of Company or other Trademarks in which any rights are assigned or otherwise transferred or granted hereunder (collectively, “Transferred Trademarks”)). Notwithstanding the foregoing, (i) the Parties agree that for a period of up to one hundred eighty (180) days from the Closing Date, the Company and the Purchaser shall be entitled to Use the Parent’s and its Affiliates’ Trademarks to the extent that any such Trademarks exist as of the Closing Date on any promotional or advertising materials used in the business of the Company or in connection with the Convenience Store or the operation thereof; provided, however, that (j) the Company shall use its Commercially Reasonable Efforts to cease the use of the Parent’s and its Affiliates’ Trademarks (other than the Transferred Trademarks) at the soonest possible date and (ii) this Section 6.10 shall neither diminish nor broaden Company’s or Purchaser’s fair use rights, including those provided for under 17 U.S.C. § 107.
     Section 6.11 Employees.
     (a) Upon execution of this Agreement, Purchaser shall be permitted to hold joint meetings with all employees of the Company and the Convenience Store at such times as are mutually acceptable to the Company or PRMA, as applicable, and the Purchaser, and shall be permitted to provide preliminary information relating to the transactions contemplated by this Agreement, and thereafter Purchaser shall be entitled to conduct one-on-one meetings with all employees of the Company and the Convenience Store at such times as Purchaser shall reasonably request.
     (b) Effective as of the date immediately preceding the Closing Date, the participation of the Company in all Plans sponsored and maintained by the Parent and its ERISA Affiliates shall terminate. With respect to any Plans sponsored and maintained by the Company, Parent shall use its Commercially Reasonable Efforts to assist Purchaser to negotiate any contracts or arrangements which may be necessary to operate and administer such Plans to the extent such contracts and arrangements are maintained by Parent or an ERISA Affiliate on or before the Closing Date. Notwithstanding any provision of this Agreement to the contrary, prior to the Closing, the Company, the Seller or the Parent may (i) amend any or all of the MGM MIRAGE Deferred Compensation Plan I (“DCP I”), MGM MIRAGE Deferred Compensation Plan II (“DCP II”), MGM MIRAGE Supplemental Executive Retirement Plan I (“SERP I”), and MGM MIRAGE Supplemental Executive Retirement Plan II (“SERP II”), and take any and all other actions as it deems necessary, to transfer to the Seller, effective as of the date immediately preceding the Closing Date, any or all of the Liabilities of the Company with respect to any or all of DCP I, DCP II, SERP I and SERP II with respect to any or all of the employees of the Company through and including such date, and to transfer to the Seller any right, title or interest, whether contingent or otherwise, that the Company has or may claim with respect to the trust created by the Trust Agreement for the MGM MIRAGE Nonqualified Plans (the “Trust Agreement”), to the extent necessary to enable the Seller to be treated as the grantor of the account maintained pursuant to section 1.7 of the Trust Agreement with respect to the Company and to ensure that the payment of such Liabilities will be deductible by the Seller for Federal and state income tax purposes to the maximum extent allowed by law, and (ii) amend DCP II and SERP II to provide for acceleration of the payment of benefits thereunder with respect to employees of the Company who are employed by the Company, Purchaser or any of their Affiliates after the Closing, to the extent permitted by Code section 409A.
     (c) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall give any employee of the Company or PRMA (at the Convenience Store) the right to continuing employment or alter the at-will employment status of any such employee.
     (d) On and after the Closing Date, (i) Purchaser shall cause all employees of the Company or PRMA (with respect to the Convenience Store) who are employed by the Purchaser or any of its Affiliates (together, the “Purchaser Group”) on or after the Closing Date (the “Company Employees”) to receive credit for all service with the Company and its Affiliates prior to the Closing Date for purposes of eligibility for and accrual of vacation and other paid time off and for purposes of eligibility and vesting under any and all employee benefit plans, programs, policies and arrangements sponsored by the Purchaser and the Purchaser Group (such plans, collectively the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Company Employee participates immediately before or at any time after the Closing Date (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to Company Employees and their covered dependents, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for the Company Employees and their covered dependents, Purchaser shall cause any eligible expenses incurred by such Company Employees and their covered dependents during the portion of any plan year of the Old Plan which includes a date of participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and their covered dependents for such plan year as if such amounts had been paid in accordance with such New Plan during the corresponding plan year.
     Section 6.12 Transitional Services.
     Recognizing the existing operational interdependencies between the Company, on the one hand, and the Convenience Store and the Golf Courses, on the other hand, the Parties agree that Purchaser, the Company and PRMA shall enter into, prior to or at the Closing Date, a written agreement (the “Transitional Services Agreement”) evidencing the arrangements set forth in Schedule 6.12.
     Section 6.13 Termination of Affiliate Contracts.
     Purchaser shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to terminate the Affiliate Contracts with effect as of the Closing (the “Termination of Affiliate Contracts”). The Termination of Affiliate Contracts shall be without Liability or Loss to the Company, including as to Liabilities or Losses remaining under any Affiliate Contracts. Seller shall provide a full written release and exculpation to, and for the benefit of, the Company and Purchaser from any Liability, Loss, restriction or performance in connection with, arising out of, or relating to, the Termination of Affiliate Contracts.
     Section 6.14 Termination Fees.
     (a) In the event that either: (X) the MGM Entities are entitled to terminate this Agreement pursuant to Section 10.1(d) hereof, or (Y) (i) the Closing has not occurred by the Target Closing Date (as such Target Closing Date may be extended pursuant to Section 10.1(b) hereof), and (ii) each of the Closing conditions set forth in Section 7.1 have been satisfied or waived by Purchaser or would have been satisfied but for Purchaser’s failure to use its Commercially Reasonable Efforts to perform its respective obligations under this Agreement, and (iii) each of the Closing conditions set forth in Section 7.3 have been satisfied or waived by Purchaser or would have been satisfied but for Purchaser failing to use its Commercially Reasonable Efforts to perform its respective obligations under this Agreement in accordance with the terms and conditions hereof, and (iv) the MGM Entities are not otherwise in default hereunder, then in either such event (X) or (Y) the MGM Entities shall have the right, as its sole and exclusive remedy, to give written notice to Purchaser of their intention to terminate this Agreement if Purchaser fails to close (or be prepared to close) the transactions contemplated by this Agreement on or prior to the fifth Business Day following receipt of such written notice and as promptly as practicable following termination (which shall occur automatically on such fifth Business Day unless agreed to otherwise by the Parties in writing) Purchaser shall pay, or cause to be paid, in same day funds to Seller, the sum of Twenty-Five Million Dollars ($25,000,000) (the “Seller Termination Fee”). Only one Seller Termination Fee shall be payable to Seller regardless of the circumstances. In the event Seller receives payment of the Seller Termination Fee, Seller, and Seller on behalf of its Affiliates, agrees to forego and not to pursue (or aid any other Person in pursuing) or assign any allegation, claim, right or remedy, whether legal or equitable, including specific performance, against, directly or indirectly, Purchaser or any of their respective Affiliates, for Purchaser’s failure to consummate the transactions contemplated by this Agreement. Subject to the occurrence of the matters set forth in subsection (X) or subsection (Y) (i), (ii), (iii) and (iv) of the first sentence of this Section 6.14(a), the Parties acknowledge and agree that the MGM Entities would sustain substantial damages in the event the sale of the Shares to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close, and Seller’s actual damages in the event the sale of the Membership Interest and Convenience Store to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close would be difficult or impractical to determine, and the Seller Termination Fee represents a reasonable estimate of the harm likely to be suffered by Seller in the event the sale of the Membership Interest and Convenience Store to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close.
     (b) In the event that either: (X)(i) the Closing has not occurred by the Target Closing Date; and (ii) each of the closing conditions set forth in Section 7.1 have been satisfied or waived by Seller or would have been satisfied but for the MGM Entities’ failure to use its Commercially Reasonably Efforts to perform their respective obligations under this Agreement; and (iii) the Closing conditions set forth in Section 7.2 have been satisfied or waived by Seller or would have been satisfied but for Seller failing to use its Commercially Reasonable Efforts to perform its obligations under this Agreement; and Purchaser is not otherwise in default hereunder, or (Y) prior to the Estimated Closing Date Seller executes an agreement with any other Person (other than Purchaser) for the sale or transfer of the Membership Interest and Convenience Store or for substantially all of the Company’s Assets, or (Z) Purchaser is entitled to terminate this Agreement pursuant to Section 10.1(c) hereof, then in any such event (X) or (Y) or (Z) the Purchaser shall have, as its sole and exclusive remedy, the right to give written notice to Seller of its intention to terminate this Agreement (which notice shall also provide appropriate information respecting the Purchaser Termination Fee) and Seller shall pay, or cause to be paid, in same day funds to Purchaser, the amount of Purchaser’s actual and documented third party costs and expenses associated with this transaction (including without limitation reasonable third party attorney fees and costs) not to exceed the sum of Four Million Dollars ($4,000,000) (the “Purchaser Termination Fee”). Only one Purchaser Termination Fee shall be payable to Purchaser regardless of the circumstances. Purchaser on behalf of its Affiliates, agrees to forego and not to pursue (or aid any other Person in pursuing) or assign any allegation, claim, right or remedy, whether legal or equitable, including specific performance, against, directly or indirectly Seller, any MGM entity or any of their respective Affiliates, for Seller’s failure to consummate the transactions contemplated by this Agreement. Subject to the occurrence of the matters set forth in subsections (X)(i), (ii), (iii) or (Y) or (Z) of the first sentence of this Section 6.14(b), the Parties acknowledge and agree that Purchaser would sustain substantial damages in the event the sale of the Membership Interest and Convenience Store to Purchaser as contemplated by this Agreement is not consummated as a result of Seller’s failure to close, and Purchaser’s actual damages in the event the sale of the Membership Interest and Convenience Store to Purchaser as contemplated by this Agreement is not consummated as a result of Seller’s failure to close would be difficult or impractical to determine, and the Purchaser Termination Fee represents a reasonable estimate of the harm likely to be suffered by Purchaser in the event the sale of the Shares to Purchaser as contemplated by this Agreement is not consummated as a result of Seller’s failure to close. The foregoing shall be Purchaser’s sole and exclusive remedy in the event of any failure of the MGM Entities to consummate the transactions contemplated hereby.
     Section 6.15 Capital Expenditures.
     The Company and PRMA with respect to the Convenience Store shall (a) undertake and complete any and all capital expenditures required to meet an emergency (it being understood and agreed that Seller and PRMA shall promptly notify Purchaser of any such emergency and the emergency expenditures and other actions taken in response thereto), and (b) undertake and continue in the normal course of business and consistent with past practice any and all capital expenditures necessary or appropriate to maintain its respective assets and properties.
     Section 6.16 Releases.
     Seller shall, and shall cause its Affiliates, to use Commercially Reasonable Efforts to negotiate and enter into one or more Contracts to release the Company from all guaranty, credit enhancement, credit support, keep well obligations or similar arrangements to or for the benefit of, or on behalf of, Parent and/or its Affiliates (other than the Company) (collectively, the “Release of Guaranties”).
     Section 6.17 Further Assurances and Actions.
     (a) Subject to the terms and conditions herein, each of the Parties agrees to use its Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective Commercially Reasonable Efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for consummation of the transactions contemplated by this Agreement, and to fulfill all conditions precedent applicable to such Party pursuant to this Agreement. In case at any time after the date of this Agreement and from time to time any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with valid and legal title, to the Membership Interest and all properties and assets of the Company, and the Convenience Store Assets, each free and clear of all Encumbrances, including to execute, deliver and file all such further documents including the termination of financing statements, the directors, officers and employees of the Parties or their Affiliates shall take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement and Seller shall bear the cost of any such necessary or appropriate action; provided that if such action is necessary or appropriate due to events or circumstances particular to Purchaser, Purchaser shall bear the cost of such action.
     Section 6.18 FCC Approvals.
     Seller, PRMA and Purchaser will, as applicable, not later than fifteen (15) days after the execution of this Agreement by the Parties, execute and file FCC applications to seek any required consent of the FCC for the transfer of any licenses possessed by the Company or PRMA in connection with the operation of the business of the Company or the Convenience Store. The Parties agree to use their respective Commercially Reasonable Efforts to cooperate with any requests for information, filing of forms, communications with the FCC or other actions which are reasonably necessary in order to obtain FCC approval prior to Closing; provided that, in the event that any such approvals are not obtained prior to the Closing, the Parties agree to cooperate to make all reasonably necessary arrangements to permit the Company, to the extent permitted by Law, to continue to use those frequencies being utilized prior to Closing, after the Closing until such approvals have been obtained. Notwithstanding the foregoing, if any required FCC approvals are not obtained on or before the Closing Date, and no special temporary authority has been granted by the FCC that allows Purchaser to operate under the FCC licenses, or the consents sought in connection with the FCC application have not been granted, then the Closing shall nevertheless occur as scheduled with no reduction in the Purchase Price. In connection with the foregoing, Purchaser agrees that it will not use or operate any equipment which is the subject of any FCC licenses, approvals or applications after the Closing in violation of any requirements of the FCC or any applicable Law.
     Section 6.19 California Lottery License.
     The Parties agree to use their respective Commercially Reasonable Efforts to cooperate with any requests for information, filing of forms, communications with the appropriate governmental entity or other actions which are reasonably necessary in order to obtain such license. If the required licenses are not obtained on or before the Closing Date, then the Closing shall nevertheless occur as scheduled with no reduction in the Purchase Price, and the parties will comply with any applicable requirements of the relevant Governmental Entity or applicable Law. Purchaser agrees that it will not use or operate any equipment relative to lottery ticket sales after the Closing in violation of any requirements of such Governmental Entity.
     Section 6.20 No Control.
     Purchaser understands and agrees that, except as expressly permitted by the terms of this Agreement, prior to Closing Purchaser shall not, and shall not attempt to, directly or indirectly control, supervise, direct or interfere with, any of the Company or the Convenience Store, and until the Closing, the operations of the Company and the Convenience Store are the sole responsibility of and under the complete control of Seller and PRMA, as applicable.
     Section 6.21 Transfer Taxes; HSR Filing Fee.
     Notwithstanding anything contained herein to the contrary, Purchaser shall pay or cause to be paid all sales, use, real property transfer, real property gains, transfer, stamp, registration,

documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred in connection with the purchase and sale of the Membership Interest and the Convenience Store; provided, however, that Seller shall pay any Transfer Taxes arising from the transfer of any Retained Property from the Company to any of Seller or its Affiliates. The Person with primary responsibility under applicable Law for filing Tax Returns relating to Transfer Taxes shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. All filing fees pursuant to the pre-merger notifications under the HSR Act shall be borne by Purchaser.
     Section 6.22 Evidence of Title.
     Purchaser may, at its sole cost and expense, seek to obtain, and Seller shall make commercially reasonable efforts to cooperate with Purchaser and to execute and deliver to specified title company(s), such commercially reasonable documents and instruments as may be reasonably necessary to cause such title company(s) to issue one or more ALTA 1970 Form B Owner’s Policy(s) of Title Insurance for the real property owned or leased by the Company, together with such endorsements as may be commercially available in the applicable jurisdictions, as may be reasonably requested by Purchaser and as are usual and customary with respect to similar transactions in the applicable jurisdictions. In connection with the foregoing, Purchaser agrees that it shall request the aforementioned title insurance policies from Fidelity National Title or such other title company that is willing to issue the title insurance policies sought hereunder.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions of the Parties’ Obligations to Effect the Closing.
     The respective obligations of the Parties to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each of the Parties prior to the Closing of the following conditions:
     (a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is in effect (whether temporary, preliminary or permanent) and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Closing.
     (b) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.
     (c) Governmental Approvals. Purchaser shall have obtained all material Governmental Approvals required to consummate the Closing (including under Gaming Laws), all of which are set forth on Schedule 7.1(c) attached hereto, and all such approvals shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.
     Section 7.2 Additional Conditions to Obligation of the MGM Entities to Effect the Closing.
     The obligation of Seller and PRMA to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by Seller and PRMA:
     (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Purchaser that are qualified by materiality shall be true and correct in accordance with their express terms, at and as of the Closing, in each case as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and as of the date of this Agreement. Notwithstanding the foregoing, Purchaser may update certain of the Purchaser Disclosure Schedules, as provided in Article V, and not be in breach hereof; provided, however, that if any such additional disclosure affects in any material way the ability of Purchaser to consummate the transactions contemplated hereunder, Seller may terminate this Agreement in accordance with Section 10.1(d).
     (b) Performance of Obligation of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement on or prior to the Closing Date.
     (c) Officer’s Certificate. Seller shall have received a certificate dated the Closing Date duly executed by an officer of Purchaser to the effect of Section 7.2(b) and Section 7.2(c).
     (d) Opinion of Purchaser’s Counsel. Purchaser shall have delivered the opinion of Gibson, Dunn & Crutcher LLP, and/or the opinion of Nevada counsel to Purchaser (which may be in-house counsel, at the Purchaser’s election), dated as of the Closing Date, substantially in the form of Exhibit B, which shall be reasonably satisfactory to Seller.
     Section 7.3 Additional Conditions to Obligation of Purchaser to Effect the Closing.
     The obligation of Purchaser to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by Purchaser:
     (a) Representations and Warranties. The representations and warranties of the MGM Entities contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of the MGM Entities that are qualified by materiality shall be true and correct in accordance with their express terms, at and as of the Closing, in each case as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and as of the date of this Agreement. Notwithstanding the foregoing, the MGM Entities may update certain of the Seller

Disclosure Schedules, as provided in Article IV, and not be in breach hereof; provided, however, that if any such additional disclosure results in a Material Adverse Effect, Purchaser may terminate this Agreement in accordance with Section 10.1(e).
     (b) Performance of Obligations of Seller and PRMA. Seller and PRMA shall have performed in all material respects all obligations required to be performed by Seller or PRMA under this Agreement on or prior to the Closing Date.
     (c) Officer’s Certificates. Purchaser shall have received certificates dated the Closing Date duly executed by officers of Seller and PRMA to the effect of Section 7.3(a) and Section 7.3(b).
     (d) Release of Guaranties. The Release of Guaranties shall have been completed.
     (e) Resignation of Directors. Purchaser shall have received letters of resignation from the directors of the Company.
     (f) Opinion of Seller’s and PRMA’s Counsel. Seller and PRMA shall have delivered the opinion of Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, and/or the opinion of Nevada counsel to Seller (which may be in-house counsel, at Seller’s election), dated as of the Closing Date, substantially in the form of Exhibit C, which shall be reasonably satisfactory to Purchaser.
     (g) Evidence of Title. Provided the Purchaser so requests insurance and pays for such insurance pursuant to Section 6.22, Purchaser shall have received such, as to the Owned Real Property and the Leased Real Property which is the subject of the Primm South Lease, an owner’s policy(s) of title insurance as more particularly set forth in Section 6.22.
ARTICLE VIII
INDEMNIFICATION; REMEDIES
     Section 8.1 Survival; Right to Indemnification Not Affected by Knowledge.
     (a) All representations and warranties contained in this Agreement shall terminate on March 31, 2008, provided, however, that the representations and warranties in Section 4.1 (Organization and Qualification) and Section 4.2 (Ownership of Membership Interest) shall survive indefinitely, and the representations and warranties set forth in Section 4.7 (Taxes) shall terminate sixty (60) days after the expiration of the applicable statute of limitations. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1(a) shall limit any covenant, obligation or agreement of the Parties which by its terms contemplates performance after the Closing.
     (b) The right of the Purchaser Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, to indemnification, shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any of the representations, warranties, covenants, obligations or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.
     (c) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs (i) each of the Seller Indemnified Parties hereby waives any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that it might otherwise have against the Company with respect to representations, warranties, covenants, obligations and agreements made by any of the MGM Entities contained in this Agreement and (ii) the representations, warranties, covenants, obligations and agreements made by the Company contained in this Agreement shall terminate solely with respect to the Company (not as to the other MGM Entities).
     Section 8.2 Indemnification.
     (a) Subject to Section 8.2(c) of this Agreement, the Seller Indemnifying Parties shall, jointly and severally, defend and indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement on the part of any of the MGM Entities contained in this Agreement, and (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of any of the MGM Entities contained in this Agreement, (iii) any Liabilities arising as a result of the failure of Seller to obtain the Release of Guaranties contemplated by Section 6.16, and any Liabilities arising out of or related to the Retained Property.
     (b) Subject to Section 8.2(d) of this Agreement, the Purchaser Indemnifying Parties shall defend and indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement on the part of Purchaser contained in this Agreement or (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of Purchaser contained in this Agreement.
     (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Purchaser Indemnified Parties as a result of any claim in respect of a Loss arising under Section 8.2(a)(i) or (ii): (i) unless and until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties pursuant to Section 8.2(a) exceeds Two Million Dollars ($2,000,000), in which event the Purchaser Indemnified Parties shall be entitled to claim indemnity for the full amount of Losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000), and (ii) in excess of Twenty Million Dollars ($20,000,000); provided that the Seller Indemnifying Parties shall not pay any indemnity amounts (A) relating to matters for which a Liability was accrued in the Final Statement, or (B) for which insurance proceeds of the Purchaser Indemnified Parties are paid, unless there is an increase in the Final

Purchase Price equal to the indemnity amount or for which insurance proceeds of the Purchaser Indemnified Parties are paid that is paid by the Seller Indemnifying Parties, which amount shall be paid to Seller by the Purchaser Indemnifying Parties concurrently with Seller making such indemnification payment. The Purchaser Indemnified Parties shall use their Commercially Reasonable Efforts to pursue, furnish and deliver any documents, instruments or writings required by their respective insurers to make an insurance claim.
     (d) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Seller Indemnified Parties as a result of any claim in respect of a Loss arising under Section 8.2(b): (i) unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties pursuant to Section 8.2(b) exceeds Two Million Dollars ($2,000,000), in which event the Seller Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000), and (ii) in excess of Twenty Million Dollars ($20,000,000); provided that the Purchaser Indemnifying Parties shall not pay any indemnity amounts for which insurance proceeds of the Seller Indemnified Parties are payable, unless there is a reduction in the Final Purchase Price equal to the indemnity amount for which insurance proceeds of the Seller Indemnified Parties are payable that is paid by the Purchaser Indemnifying Parties which amount shall be paid to Purchaser by the Seller Indemnifying Parties concurrently with Purchaser making such indemnification payment. The Seller Indemnified Parties shall use their Commercially Reasonable Efforts to pursue, furnish and deliver any documents, instruments or writings required by their respective insurers to make an insurance claim.
     (e) In no event shall any Indemnifying Party be responsible or liable to any Indemnified Party for any Losses or other amounts under this Article VII that constitute multiple, exemplary, consequential, special, indirect or other damages that are not compensatory in nature, or punitive damages, except to the extent they are payable by an Indemnified Party to a third party.
     (f) In the event that an Indemnifying Party:
     (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or
     (ii) transfers or conveys all or substantially all of its properties and assets (whether in one transaction or a series of related transactions) to any Person, then, and in each such case, proper provision shall be made prior to the consummation of any such transaction so that such successors and assigns shall assume the obligations of such Indemnifying Party set forth in this Section 8.2.
     (g) An Indemnified Party hereunder shall have the right to offset any sums it may otherwise owe to the Indemnifying Party against any sums it may be entitled to receive under this ARTICLE VIII.

     Section 8.3 Indemnification Procedures.
     All claims for indemnification by an Indemnified Party under Section 8.2 shall be asserted and resolved as follows:
     (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller Indemnified Party or a Purchaser Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall notify the Indemnified Party in writing as soon as practicable within the Dispute Period whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Third Party Claim; provided further that if the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed.
     (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, (A) the Indemnifying Party shall use its Commercially Reasonable Efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, (C) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim that (i) does not contain an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim, (ii) involves a finding or admission of wrongdoing, and (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder, (D) the Indemnified Party shall cooperate at the Indemnifying Party’s sole expense to the extent reasonable (during regular business hours) with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (E) the Indemnifying Party shall be deemed to have agreed that it will indemnify the Indemnified Party pursuant to, and subject to the conditions and limitations set forth in, the provisions of this Article VIII.

     (ii) If the Indemnifying Party does not notify the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.
     (iii) The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such Third Party Claim. The Indemnified Party and the Indemnifying Party, the Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim.
     (iv) Notwithstanding the foregoing, solely in the event of clause (i) of this Section 8.3(a), if the Indemnified Party desires to participate in any defense of a Third Party Claim it may do so at its sole cost and expense, and the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.
     (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Third Party Claim, the Indemnified Party shall send an Indemnity Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have the Dispute Period during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s Indemnity Notice, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto. If the Indemnifying Party does not deliver such written notice of objection within the Dispute Period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s claims for indemnification set forth in the Indemnity Notice, and shall have no further right to contest the validity of such indemnification claims. If the Indemnifying Party does deliver such written notice of objection within the Dispute Period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within the Resolution Period and if not resolved through negotiations within the Resolution Period, the parties may pursue any and all remedies available under the law, subject to Section 11.5 hereinafter.
     (c) Claims for indemnification pursuant to Section 8.2 shall not be made after the expiration of the representations and warranties as provided for in Section 8.1; provided, however, that in the event a Claim Notice or an Indemnity Notice shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved

ARTICLE IX
TAX MATTERS
     Section 9.1 Tax Indemnification.
     (a) Seller shall, subject to Section 8.2, indemnify, defend and hold harmless the Purchaser Indemnified Parties against, and shall reimburse the Purchaser Indemnified Parties for, any and all Losses arising out of, based upon or relating or attributable to (without duplication):
     (i) all non-income Taxes of Parent and Seller, and all Taxes imposed on the Company relating or attributable to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”) and, with respect to any period that includes but does not end on the Closing Date (in each case, a “Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to Section 9.1(b);
     (ii) except as otherwise specifically set forth in Section 6.21 of this Agreement, all Taxes relating or attributable to the transactions contemplated pursuant to this Agreement;
     (iii) the breach of any representation or warranty with respect to Tax matters by Seller or PRMA and the breach by Seller or PRMA or the failure by any such entity to perform (or cause to have performed) any of the covenants made by them under this Agreement relating to Taxes;
     (iv) any Liability for Taxes of PRMA, including without limitation, (A) any Taxes that relate to, or otherwise arise out of, the Convenience Store with respect to all periods through (and including) the Closing Date, and (B) any Taxes of PRMA for any period that is not related to the Convenience Store; and
     (v) all Taxes and similar ad valorem obligations levied with respect to the assets of the Convenience Store for a taxable period that includes (but does not end on) the Closing Date to the extent attributable to the period prior to the Closing based on the number of days of such taxable period included in the period through and including the Closing Date;
provided, however, that in connection with any or all of (i) through (v) above, Seller shall be liable only to the extent that such Taxes are in excess of the amount taken into account in arriving at the Final Purchase Price.
     (b) For purposes of this Section 9.1, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:
     (i) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
     (ii) in the case of Taxes not described in (i) the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books.
     Section 9.2 Preparation and Filing of Tax Returns and Payment of Taxes.
     (a) Purchaser shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required by Law to be filed by the Company for all Straddle Periods (the “Straddle Period Tax Returns”). For the sake of clarity, such returns shall not include any income Tax returns that are required to be filed by Parent. Parent and Seller shall be liable for any income Taxes with respect to such returns. Purchaser shall deliver drafts of all such Straddle Period Tax Returns to Parent and Seller for their review at least twenty (20) days prior to the due date of any such Tax Return (taking into account valid extensions) to the extent that such parties are liable for any Taxes shown on such Tax Returns and shall notify Parent and Seller of Purchaser’s calculation of their share of the Taxes for such Straddle Period (determined in accordance with Section 9.1(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of Parent’s and Seller’s share of the Tax Liability for such Straddle Period (determined in accordance with Section 9.1(b)) shall be subject to Parent’s and Seller’s review and approval, which approval shall not be unreasonably withheld or delayed. If either of Parent or Seller shall dispute any item on such Tax Return, it shall notify Purchaser (by written notice within ten (10) days of receipt of Purchaser’s calculation) of such disputed item (or items) and the basis for its objection. If Parent and Seller do not object by written notice within such period, Purchaser’s calculation of Parent and Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof. No later than five (5) Business Days prior to the due date for the filing of any Tax Return covering any period prior to Closing (giving effect to any extension), Parent or Seller shall pay the Company or Purchaser an amount equal to the portion of the Taxes for which they are liable pursuant to Section 9.1.
     (b) The Parties shall act in good faith to resolve any dispute prior to the date on which the Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis, provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared by Purchaser, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by Seller and Purchaser.

     Section 9.3 Accounting and Tax Records.
     Seller shall provide Purchaser with all Tax Returns other than Income Tax Returns that report the activity of the Company (and other information relating to Taxes) of or relating to the Company reasonably requested by Purchaser. Purchaser shall keep and maintain all such Tax Returns (and other information relating to Taxes) and shall make available to Seller such Tax Returns and information as reasonably required by Seller to allow Seller to satisfy its obligations under ARTICLE IX.
     Within twenty-five (25) days following the Closing Date, Purchaser shall deliver to Seller an income statement covering the period from the last regularly prepared income statement through the Closing Date.
     Section 9.4 Tax Audits.
     (a) After the Closing, Purchaser, on the one hand, and Seller, on the other hand (the “Recipient”), shall promptly notify the other Person in writing upon receipt by the Recipient or any of its Affiliates of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim (“Tax Claim”) received by the Recipient from any Tax authority or any other Person with respect to Losses for which Seller is liable pursuant to Section 9.1 or Section 6.21; provided, however, that a failure by Purchaser to give such notice shall not affect the Purchaser Indemnified Parties’ rights to indemnification under this ARTICLE IX unless (and then solely to the extent) that Seller is materially prejudiced as a consequence of such failure.
     (b) Except with respect to any income Tax Claim which involves the activities of the Company, Parent and Seller shall control the conduct, through their own counsel at their sole expense, of any Tax Claim involving any asserted Liability with respect or relating solely to any Pre-Closing Period. Parent or Seller, as the case may be, shall have all rights to settle, compromise and/or concede such Tax Claim and Purchaser shall reasonably cooperate and shall cause the Company to reasonably cooperate; provided, however, that, Parent or Seller shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect Purchaser or the Company without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
     (c) With respect to any Tax Claim that involves any Straddle Period (other than an income Tax Claim which involves the activities of the Company), Purchaser shall control the conduct of any such Tax Claim, through counsel of Purchaser’s own choosing with participation by Parent and Seller (at Parent and Seller’s expense) and Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim and Parent and Seller shall reasonably cooperate; provided, however, that Purchaser shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect Parent or Seller without the consent of Parent and Seller, which consent shall not be unreasonably withheld or delayed.
     (d) Parent and Seller shall control the conduct, through their own counsel at their sole expense, of any income Tax Claim which involves the activities of the Company for any pre-

Closing period and shall have all rights to settle, compromise and/or concede such Tax Claim without the consent of Purchaser.
     Section 9.5 Purchase Price — Allocation for Tax Purposes.
     Reasonably promptly after the Closing Date, but not later than June 30, 2007, Purchaser shall provide to Seller and PRMA a proposed allocation of the Final Purchase Price (as defined for federal income Tax purposes) among the assets of the Company, and a proposed allocation of the Convenience Store Purchase Price among the Convenience Store Assets, which allocations shall be made in accordance with Section 1060 of the Code and any applicable Treasury Regulations (collectively, the “Allocation Statement”). Within fourteen (14) days following such provision, Seller and PRMA shall have the right to object to the Allocation Statement (by written notice to the Purchaser), and if either so objects, it shall notify Purchaser (in such written notice) of such disputed item (or items) and the basis for its objection. If Seller and PRMA do not object by written notice within such period, the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. Seller, PRMA and Purchaser shall act in good faith to resolve any such dispute prior to the date on which any of the allocations are required to be filed with the appropriate Tax authority. If Seller, PRMA and Purchaser cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable. The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by Seller and Purchaser. Except with respect to any subsequent adjustments to the Final Purchase Price (which shall be allocated using the mechanism for allocating Final Purchase Price in this Section 9.5), Seller, PRMA and Purchaser, and their respective Affiliates, (i) shall be bound by the determinations and the Allocation Statement determined pursuant to this Section 9.5 consistently therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the Allocation Statement and (iii) shall take no position inconsistent with the Allocation Statement in any Tax Return, any proceeding before any Tax authority or otherwise. In the event that the Allocation Statement is disputed by any Tax authority, the Person receiving notice of such dispute shall promptly notify and consult with the other Parties concerning resolution of such dispute.
     Each of Seller, PRMA and Purchaser shall cooperate in the preparation and timely filing of (i) Form 8594 and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by Law, any correction, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Final Purchase Price).

     Section 9.6 Tax Treatment.
     The Parties agree to treat any payment made pursuant to ARTICLE VIII or ARTICLE IX as an adjustment to the Final Purchase Price for all Tax purposes, except as otherwise required by law.
     Section 9.7 Refunds and Tax Benefits.
     Any Tax refunds that are received by any of the MGM Entities, and any amounts credited against Tax to which Purchaser or any of the MGM Entities becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date (but only to the extent such amounts are in excess of the amount, if any, of Tax receivables and offsets to Tax reserves on the financial statements of the Company from which the Final Statement was derived) shall be for the account of Parent, and Purchaser shall pay over to Parent (a) any such cash refund within fifteen days after receipt thereof and (b) the amount of Tax savings realized by Purchaser or any of the MGM Entities at the time the Tax Return to which such credit relates is filed by Purchaser or any of the MGM Entities. Any Tax refunds that are received by Parent or any of its Affiliates, and any amounts credited against Tax to which Parent or any of its Affiliates becomes entitled (other than refunds of income Taxes and/or any amounts credited against Tax resulting from adjustments in connection with the activities of the Company which shall be for the account of Parent), that relate to Taxes of the Company for Tax periods or portions thereof after the Closing Date shall be for the account of Purchaser, and Parent or its Affiliates shall pay over to Purchaser (a) any such cash refund within fifteen days after receipt thereof and (b) the amount of Tax savings realized by Parent or any of its Affiliates at the time the Tax Return to which such credit relates is filed by Parent or any of its Affiliates.
ARTICLE X
TERMINATION
     Section 10.1 Termination of Agreement.
     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Parties; or
     (b) by the MGM Entities, on the one hand, or Purchaser, on the other hand, if the transactions contemplated hereby shall not have been consummated on or prior to the Target Closing Date; provided that if the only condition to the Closing that remains unsatisfied (except for any condition that by its terms can only be satisfied at the Closing) on the Target Closing Date is either the termination of the waiting period under the HSR Act or Purchaser’s receipt of required Governmental Approvals under Nevada Gaming Laws, such date shall automatically be extended to 5:00 p.m., Las Vegas Time, on the last day of the third month following the month in which the Target Closing Date occurs without further action by or consent of any of the Parties; provided further that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any of the Parties whose willful breach or nonfulfillment or failure to perform has prevented the consummation of the transactions contemplated by this Agreement (the latest of such dates in effect being the “Outside Closing Date”); or
     (c) by Purchaser, if there has been a material breach or violation by any of the MGM Entities of any of its representations and warranties or covenants contained in this Agreement that has not been waived by Purchaser in writing and has not been cured by the MGM Entity in all material respects within thirty (30) days of written notice thereof; provided, that if such breach cannot reasonably be cured within such thirty day period but can be reasonably cured prior to the Outside Closing Date and Seller is diligently proceeding to cure, and continues to diligently proceed to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(c); or
     (d) by the MGM Entities, if there has been a material breach or violation by Purchaser of any of its representations and warranties or covenants contained in this Agreement that has not been waived by the MGM Entities in writing and has not been cured by Purchaser in all material respects within thirty (30) days of written notice thereof; provided, that if such breach cannot reasonably be cured within such thirty day period but can be reasonably cured prior to the Outside Closing Date and Purchaser is diligently proceeding to cure, and continues to diligently proceed to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(d); or
     (e) by Purchaser if any of the conditions to the obligation of Purchaser set forth in Section 7.3 shall have become incapable of fulfillment by the Outside Closing Date and shall not have been waived by Purchaser in writing; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) if Purchaser is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or
     (f) by the MGM Entities if any of the conditions to the obligation of the MGM Entities set forth in Section7.2 shall have become incapable of fulfillment and shall not have been waived by the MGM Entities in writing; provided, however, that the MGM Entities shall not be entitled to terminate this Agreement pursuant to this Section 10.1(f) if any of the MGM Entities is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or
     (g) by the MGM Entities, on the one hand, or Purchaser, on the other hand, if a Governmental Entity shall have issued a nonappealable, final Governmental Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated by this Agreement.
     Section 10.2 Effect of Termination.
     In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Parties, or their respective directors, officers, members, employees, stockholders or Affiliates, nor shall such termination relieve Purchaser of its obligation to pay the Seller Termination Fee or Seller to pay the Purchaser Termination Fee, respectively, if applicable; provided further that the provisions of this Section 10.2 and Section 6.4, Section 6.14, Section 11.1, Section 11.4, Section 11.5, Section 11.10 and Section 11.14 shall remain in full force and effect and survive any termination of this Agreement. The Parties acknowledge and agree that, except as otherwise provided in Section 6.14, the sole and exclusive remedy upon the events described in this Article X shall be termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Expenses.
     Except as expressly provided otherwise in this Agreement, including without limitation Section 6.14 hereof, each of the Parties shall pay its own legal, accounting and other miscellaneous expenses incident to this Agreement whether or not the Closing is consummated.
     Section 11.2 Notices.
     All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested, facsimile or next-Business Day courier to the affected Party at the address and facsimile number set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; at the time received, if sent by certified or registered mail; upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error and confirmed telephonically, if sent by facsimile; and the first Business Day after timely delivery to the courier, if sent by next-Business Day courier specifying next Business Day delivery.
     (a) if to Seller, PRMA or the Company, to:

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention:	James J. Murren, President, Chief Financial Officer and Treasurer Gary N. Jacobs, Executive Vice President, General Counsel and Secretary
Facsimile No.: (702) 693-7628

     with a copy (which shall not constitute notice) to:
Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP
10250 Constellation Boulevard, 19th Floor
Los Angeles, California 90067
Attention: Carolyn C. Jordan, Esq.
Facsimile No.: (310) 556-2920
     (b) if to Purchaser, to:
Herbst Gaming, Inc.
5195 Las Vegas Boulevard
Las Vegas, Nevada 89119
Attention: Edward J. Herbst, President
                 Sean Higgins, General Counsel
Facsimile No.: (702) 798-8079
     with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Karen E. Bertero, Esq.
Facsimile No.: (213) 229-7520
     Section 11.3 Interpretation
     When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Words used in the singular form in this Agreement shall be deemed to include the plural, and vice versa, as the sense may require. If the date upon or by which any party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance shall be automatically extended to the next Business Day thereafter.
     Section 11.4 Governing Law.
     This Agreement, and any disputes arising out of or relating to this Agreement or the Parties’ relationship, shall be governed and construed in accordance with the laws applicable to contracts made and to be performed entirely in Nevada, without regard to any applicable conflicts of Law, except to the extent the mandatory provisions of the Gaming Laws apply.
     Section 11.5 Consent to Jurisdiction and Venue for Dispute Resolution; Waiver of Jury Trial.
     (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to any claim, controversy or dispute, whether based in contract, tort, statute or any other legal or equitable theory, arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.5 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court. Each of the Parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.
     (b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 11.6 Time of the Essence.
     Time is of the essence in performing covenants and agreements under this Agreement.
     Section 11.7 Assignment.
     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of each of the other Parties; provided that Purchaser may assign this Agreement to any of its wholly-owned subsidiaries provided that such assignment does not hinder or delay the receipt of Governmental Approvals necessary to consummate the transactions contemplated hereby; and, provided further that in no event shall any such assignment by Purchaser relieve Purchaser of any of its obligations hereunder, all of which shall remain in full force and effect. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective assigns.
     Section 11.8 Amendment.
     This Agreement may not be amended or modified by the Parties except (a) by an instrument in writing signed by each of the Parties and (b) by a waiver in accordance with Section 11.9.
     Section 11.9 Extension; Waiver.

     At any time prior to the Closing, the Parties (by action taken or authorized by their respective boards of directors or similar governing body, in the case of Purchaser or Seller), may, to the extent legally allowed, (a) extend the time for or waive the performance of any of the covenants, obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the conditions contained in this Agreement. Any agreement on the part of any of the Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on its behalf. The failure of any of the Parties to assert any of its rights under this Agreement shall not constitute a waiver of such rights.
     Section 11.10 No Third Party Beneficiaries.
     Except for the provisions of (a) ARTICLE VIII with respect to Indemnified Parties, and (b) Section 11.14, this Agreement is for the sole benefit of the Parties, and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such assigns, any legal or equitable rights hereunder. All references herein to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any non-Party, or give rise to any claim or benefit to any non-Party.
     Section 11.11 Entire Agreement.
     This Agreement, the Disclosure Schedules, the Schedules and the other writings referred to herein or delivered pursuant hereto that form a part hereof constitute the entire agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.
     Section 11.12 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 11.13 Counterparts.
     This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     Section 11.14 Limitation of Liability.
     The Parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any of the other documents executed on the Closing Date. The Parties further acknowledge that neither Mr. Kerkorian nor Tracinda Corporation shall have any Liability whatsoever with respect to this Agreement. Accordingly, the Parties hereby agree that in the event (a) there is any alleged breach or default or breach or default by any Party under this Agreement or any such document or (b) any Party has or may have any claim arising from or relating to the terms of this Agreement or any such document, no Party shall commence any proceedings or otherwise seek to impose any Liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.
     Section 11.15 Disclosure Schedules.
     The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify the other paragraphs in this Agreement only to the extent it is readily apparent from the face of the statement that it is applicable. The inclusion of any information in any section of a Disclosure Schedule shall not be deemed to be an admission, acknowledgment or evidence (i) of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever, (ii) that the matter is required to be disclosed pursuant to the provisions of this Agreement, or (iii) that such information actually constitutes noncompliance with, or a violation of, any agreement, law, regulation or statute to which such disclosure is applicable. The Disclosure Schedules and the information, description and disclosures included therein are intended to qualify and limit all the representations, warranties and covenants of the applicable Party contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Except as otherwise specifically provided in this Agreement to the contrary, the Disclosure Schedules may only be amended by an instrument in writing signed by the Parties.
Remainder of Page Intentionally Blank

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

NEW YORK, NEW YORK HOTEL & CASINO, LLC
By:	/s/ James J. Murren
	Name:	James J. Murren
	Title:	Treasurer

PRMA LAND DEVELOPMENT COMPANY
By:	/s/ James J. Murren
	Name:	James J. Murren
	Title:	Treasurer

PRIMADONNA COMPANY, LLC
By:	/s/ James J. Murren
	Name:	James J. Murren
	Title:	Treasurer

HERBST GAMING, INC.
By:	/s/ Edward J. Herbst
	Name:	Edward J. Herbst
	Title:	President